UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
CAMDEN NATIONAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Shareholders:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders of Camden National Corporation, which will be held on Tuesday, April 24, 2018, at 3:00 p.m., local time, at Point Lookout Conference Center, Hedges Hall, 67 Atlantic Highway, Northport, Maine 04849 (together with any adjournments or postponements thereof, the “Annual Meeting”). The Notice of Annual Meeting of Shareholders, Proxy Statement and Proxy Card are enclosed, along with our Summary Annual Report and Annual Report on Form 10-K.

The accompanying Notice of Annual Meeting of Shareholders describes matters to be acted upon at the Annual Meeting. Please give these materials your prompt attention. Then, we ask that you complete, sign, date and mail the enclosed Proxy Card in the enclosed postage-paid envelope, or vote by telephone or the Internet, to ensure that your shares are represented and voted at the meeting. Shareholders who attend the Annual Meeting may withdraw their proxy and vote in person if they wish to do so. Your vote is extremely important, so please act at your earliest convenience.

We appreciate your continued interest in Camden National Corporation.

Sincerely,

Lawrence J. Sterrs
Chair of the Board

Gregory A. Dufour
President and Chief Executive Officer

March 23, 2018

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 24, 2018

TO THE SHAREHOLDERS OF CAMDEN NATIONAL CORPORATION:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Shareholders of Camden National Corporation, a Maine corporation (the “Company”), will be held on Tuesday, April 24, 2018 at 3:00 p.m., local time, at Point Lookout Conference Center, Hedges Hall, 67 Atlantic Highway, Northport, Maine 04849 (together with any adjournments or postponements thereof, the “Annual Meeting”) for the purpose of considering and voting upon the following matters:

(1)
Election of Directors.  To elect four persons to the Company’s Board of Directors, each to serve for a term of three years and until his or her successor is elected and qualified, as more fully described in the accompanying Proxy Statement.

(2)	Shareholder “Say-on-Pay.” To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers (“Say-on-Pay”).

(3)
Ratification of Appointment of Independent Registered Public Accounting Firm.  To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

(4)	Other Business. To consider and act upon such other business, matters or proposals as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on February 23, 2018 as the record date (the “Record Date”) for determining the shareholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting. Only shareholders of record of the Company’s common stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT. SHAREHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY ALSO VOTE BY TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM. SHAREHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY WISH TO DO SO.

By Order of the Board of Directors,

Ann W. Bresnahan, Secretary
March 23, 2018

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PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 24, 2018

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Camden National Corporation, a Maine corporation (the “Company”), for use at the 2018 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 24, 2018 at 3:00 p.m. local time, at Point Lookout Conference Center, Hedges Hall, 67 Atlantic Highway, Northport, Maine 04849 (together with any adjournments or postponements thereof, the “Annual Meeting” or the “Meeting”).

Only shareholders of record as of February 23, 2018 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. Each share is entitled to cast one vote for each of the four candidates to the Company’s Board of Directors and to cast one vote on each of the other matters to be voted on at the Annual Meeting. Cumulative voting is not permitted. As of the Record Date, 15,575,393 shares of the Company’s common stock, no par value (“Common Stock”), were outstanding and entitled to vote at the Annual Meeting. The Notice of Annual Meeting of Shareholders (the "Notice of Annual Meeting"), Proxy Statement and Proxy Card were first mailed to the Company’s shareholders on or about March 23, 2018 to solicit proxies for the Annual Meeting.

Quorum and Vote Required
The holders of one-third of the total number of outstanding shares of Common Stock entitled to vote, present in person or by proxy, are required for a quorum at the Annual Meeting.

If a quorum is present at the Annual Meeting, an affirmative vote of a majority of the votes cast at the Annual Meeting is required to elect each of the four director nominees, and an affirmative vote of a majority of the votes cast at the Annual Meeting is required for Proposals 2 and 3.

A broker non-vote occurs when a broker indicates on the proxy card that it does not have discretionary authority as to certain shares to vote on a particular matter. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will have no impact on the outcome of Proposals 1, 2, and 3.

Voting
The Board of Directors recommends a vote “FOR” the election of all four of its nominees for director; “FOR” approval of the compensation of the Company’s named executive officers; and “FOR” the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not direct a vote for each proposal, your proxy will vote your shares “FOR” each of the proposals set forth in the Notice of Annual Meeting for which you do not make a selection.

It is not anticipated that any matters will be presented at the Meeting other than as set forth in the accompanying Notice of Annual Meeting. However, if any other matters are presented properly at the Meeting, the proxy will vote your shares in accordance with the recommendations of the Board.

Voting by Mail.  Shareholders can ensure that their shares are voted at the Meeting by completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope.

Voting by Telephone or the Internet.  If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by the voting deadline set forth on the proxy card.

If your shares are held by a bank, broker or other nominee, please follow the instructions provided with your proxy materials supplied by your bank or broker.

Revocability of Proxies
A proxy may be revoked at any time before it is voted at the Annual Meeting by:

•	Filing a written revocation of the proxy with the Secretary of the Company, Ann W. Bresnahan, Two Elm Street, Camden, Maine 04843;

•	Submitting a new signed proxy card bearing a later date or voting again by telephone or Internet (any earlier proxies will be revoked automatically); or

•
Attending and voting in person at the Annual Meeting, provided that you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary of the Company as indicated above.

If you hold your shares in the name of a bank, broker, or other nominee, you will need to contact your nominee in order to revoke your proxy. If you hold your shares in “street name” through a broker or bank, you may only change your vote in person if you have a legal proxy in your name from Broadridge Financial Solutions or your bank or broker.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 24, 2018:

The Company’s Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2017 are available free of charge at www.cacannualmeeting.com.

In addition, the Company will provide, without charge upon the written request of any shareholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the United States Securities and Exchange Commission (“SEC”) for the fiscal year ended December 31, 2017. Requests should be directed to Camden National Corporation, Attn: Investor Relations, P.O. Box 310, Camden, Maine 04843.

PROPOSALS TO BE VOTED UPON AT ANNUAL MEETING

Election of Directors (Proposal 1)

The Company’s Board of Directors (the "Board") currently consists of nine members. Under the Company’s Articles of Incorporation, the Board is divided into three classes, with approximately one-third of the directors standing for election each year. At the Annual Meeting, four directors will be elected to serve for a term of three years and until each such director’s successor is duly elected and qualified. The Board has nominated for election as directors Ann W. Bresnahan, Gregory A. Dufour, S. Catherine Longley and Carl J. Soderberg. For more information about our nomination procedures please see “Corporate Governance and Risk Committee” on page 12.

For more information about the background of each of the Board's four nominees for director, please see “Current Board Members” on page 7.

The Company’s Bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. In a contested election, where the number of nominees exceeds the number of directors to be elected, the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. We expect this year’s election to be an uncontested election, and that the majority vote standard will apply.

Under our Bylaws, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Corporate Governance and Risk Committee would make a recommendation to the Board, within 30 days from the date the election results are certified, about whether to accept or reject the resignation, or whether to take other action, and the Board would act on the Corporate Governance and Risk Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. All of the Company's nominees for director for the Annual Meeting are currently serving on the Board.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” ALL FOUR OF ITS NOMINEES FOR DIRECTOR

Non-binding Advisory Vote on Compensation of the Company's Named Executive Officers (Proposal 2)

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board is submitting for shareholder approval, on an advisory basis, the compensation paid to the Company’s named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K promulgated under the Exchange Act.

The resolution that is the subject of this proposal is a non-binding advisory resolution. Accordingly, the resolution will not have any binding legal effect regardless of whether or not it is approved and may not be construed as overruling a decision by the Company or the Board of Directors or to create or imply any change to the fiduciary duties of the Board. Furthermore, because this non-binding advisory resolution primarily relates to compensation of the named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions. However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

The Company has five named executive officers: Gregory A. Dufour, Deborah A. Jordan, Joanne T. Campbell, Edmund M. Hayden III and Timothy P. Nightingale. The Company’s compensation program is designed to attract, motivate and retain its named executive officers, who are critical to the Company’s success, by offering a combination of base salary and annual and long-term incentives that are closely aligned to the annual and long-term performance objectives of the Company. Please see “Compensation Discussion and Analysis” beginning on page 20 for additional information about the Company’s executive compensation programs.

For these reasons, the Board of Directors recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders of Camden National Corporation hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2

Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal 3)

The Board has appointed RSM US LLP ("RSM") as the Company’s independent registered public accounting firm for the Company's 2018 fiscal year. Representatives of RSM are expected to attend the Annual Meeting. The representatives are expected to be available to respond to questions and will have an opportunity to make a statement, if they desire to do so.

The Company is asking shareholders to ratify the selection of RSM as its independent registered public accounting firm because it believes it is a matter of good corporate practice. If shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain RSM, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and shareholders.

Services Rendered By and Fees Paid To Independent Registered Public Accounting Firm.  The following table describes the services rendered by RSM and fees paid for such services by the Company for the year ended December 31, 2017 and 2016.

	For The Year Ended December 31,
Type of Fee	2017	2016
Audit Fees(1)	$422,699	$525,393
Audit-Related Fees(2)	8,000	8,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—

(1)
The aggregate fees for professional services rendered for the audit of the Company’s annual financial statements in compliance with the Sarbanes-Oxley Act of 2002 ("SOX"), internal control reporting under Section 404 of SOX, review of financial statements included in the Company’s Form 10-Qs, consent procedures, and audit requirements for the U.S. Department of Housing and Urban Development for supervised mortgagees.

(2)
The aggregate fees for assurance and related services rendered related to the performance of the audit or review of the Company’s financial statements. These services related primarily to the audit of the Company’s Uniform Single Attestation Program for Mortgage Bankers.

(3)
The aggregate fees for professional services rendered for tax compliance, tax audit assistance, tax advice and tax planning. There were no such tax services rendered for the year ended December 31, 2017 and 2016.

(4)	There were no other services rendered for the year ended December 31, 2017 and 2016.

The Audit Committee of the Board pre-approves all services provided by the principal accountant. Each service to be provided by the principal accountant is presented for pre-approval at the Audit Committee’s regular meeting or presented to the Chair of the Audit Committee for pre-approval under delegated authority and presented to the Audit Committee at its next regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 3.

Other Matters

The proxy also confers discretionary authority with respect to any other business which may come before the Annual Meeting, including rules for the conduct of the meeting. The Board knows of no other matter to be presented at the meeting. It is the intention of the persons named as proxies to vote the shares to which the proxies relate according to their best judgment if any matters not included in this proxy statement come before the meeting.

BOARD OF DIRECTOR AND CORPORATE GOVERNANCE INFORMATION

Current Board Members
Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The ages of the board nominees and continuing directors have been presented as of December 31, 2017. Camden National Bank ("Bank") is a wholly-owned subsidiary of the Company.

		First Year Elected or Appointed as Director of the:
Name	Age	Company	Bank	Term Expires
Ann W. Bresnahan	66	1990	1990	2018
Gregory A. Dufour(1)	57	2009	2004	2018
S. Catherine Longley	63	2014	n/a	2018
Carl J. Soderberg	55	2015	2015	2018
Craig N. Denekas	53	2017	n/a	2019
David C. Flanagan	63	2005	1998	2019
James H. Page, Ph.D.	65	2008	n/a	2019
David J. Ott	66	2015	2015	2020
Lawrence J. Sterrs	64	2015	2016	2020

(1)	Mr. Dufour serves as the President and Chief Executive Officer ("CEO") of the Company and Bank.

Board Nominees

Ann W. Bresnahan, 66
Director of Camden National Corporation since 1990
Director of Camden National Bank since 1990

Camden National Corporation Committee Membership:	Career Highlights:
• Audit Committee • Governance and Risk Committee	• Volunteer / Community Organizer / Community Leader

Experience and Qualifications: Ms. Bresnahan has been a full time volunteer and civic leader since 1970. Ms. Bresnahan has been involved with PenBay Healthcare since 2005, where she served as Trustee as well as a member of the Investment Committee and PenBay Physicians and Associates Committee. She is a past chair of PenBay Healthcare Foundation and continues to serve as a board member of the combined PenBay Waldo Healthcare Foundation. Ms. Bresnahan is co-chair of the upcoming capital campaign for this foundation and she also sits on the Maine Medical Center campaign cabinet. She is currently treasurer and board member of Partners for Enrichment. Ms. Bresnahan’s experience in foundations and trusts contributes to her ability to provide insight into our wealth management line of business. Ms. Bresnahan has a long history of supporting various community organizations and truly understands Maine. Her extensive history on the Board allows her to apply her overall knowledge and insights to her director role, along with her active participation on the Audit Committee and the Governance and Risk Committee. Ms. Bresnahan currently spends her time focused on civic leadership by contributing her talents and skills to a number of non-profit entities focused on the health, enrichment and long term growth of the people of Maine.

Gregory A. Dufour, 57
Director of Camden National Corporation since 2009
Director of Camden National Bank since 2004

Camden National Corporation Committee Membership:	Career Highlights:
• Capital Planning Committee • Technology Committee	• President and CEO of Camden National Corporation and President and CEO of Camden National Bank

Experience and Qualifications:  Mr. Dufour has served as President and Chief Executive Officer ("CEO") of the Company since January 2009. Mr. Dufour joined the Company in April 2001 as Senior Vice President of Finance. In August of 2002, he assumed additional responsibility for Operations and Technology until December 2003. In January 2004, Mr. Dufour was named Chief Banking Officer for the Company and President and Chief Operating Officer for Camden National Bank, and in January 2006, he became President and CEO for Camden National Bank. He also serves on the Board of Directors of Camden National Bank. Prior to joining the Company, Mr. Dufour was Managing Director of Finance and a member of the Executive Operating Group for IBEX Capital Markets in Boston, Massachusetts. In addition to his experience at IBEX, Mr. Dufour held various financial management positions with FleetBoston Corporation and its affiliates, including Vice President and Controller of Debt Capital Markets, Controller of Investment Banking and Banking Group Controller. Mr. Dufour’s extensive business and finance background, demonstrated ability to effectively manage growth, strong regulatory expertise and leadership capability contributes to his active support of the Board in his director capacity. Mr. Dufour has served in various volunteer capacities on numerous community-related organizations and currently serves as trustee of Coastal Healthcare Alliance system in Rockport, Maine and as trustee and vice chair of the board of Maine Health in Portland, Maine.

S. Catherine Longley, 63
Director of Camden National Corporation since 2014

Camden National Corporation Committee Membership:	Career Highlights:
• Audit Committee Chair • Capital Committee Chair	• Vice President and Chief Financial Officer at The Jackson Laboratory • Former Senior Vice President for Finance and Administration and Treasurer at Bowdoin College

Experience and Qualifications: Ms. Longley is currently the Vice President and Chief Financial Officer of The Jackson Laboratory, in Bar Harbor, Maine, a position she has had since August of 2016. Prior to joining The Jackson Laboratory, Ms. Longley served for fourteen years as Senior Vice President for Finance and Administration and Treasurer at Bowdoin College in Brunswick, Maine. Prior to joining Bowdoin College, Ms. Longley served as the commissioner of the Maine Department of Professional and Financial Regulation in the cabinet of former Governor Angus S. King, Jr. from 1995 - 2002. From 1983 - 1995, Ms. Longley practiced law at the firm of Verrill Dana LLP located in Portland, Maine as a partner in its corporate law department. Ms. Longley’s extensive background in law, banking regulation, as well as, direct oversight and active engagement in financial oversight roles makes her an asset to the Board and is the Company’s designated “Financial Expert” under the NASDAQ rules. Her career experience has resulted in Ms. Longley’s expertise in understanding financial statements and accounting methodologies which is essential to her service as the Audit Committee Chair; the Audit Committee “Financial Expert”; as well as, the Capital Committee Chair. Ms. Longley’s strong knowledge of the Maine market and broader global experience lends support to the Company from a strategic and competitive perspective.

Carl J. Soderberg, 55
Director of Camden National Corporation since 2015
Director of Camden National Bank since 2015

Camden National Corporation Committee Membership:	Career Highlights:
• Governance and Risk Committee	• President of Soderberg Company, Inc.

Former Directorships:
• SBM Financial, Inc.
• The Bank of Maine
• First Citizens Bank

Experience and Qualifications:  Mr. Soderberg is currently the President of Soderberg Company, Inc., a construction firm that has been in business for over 50 years which he has lead since 1992. Soderberg Company, Inc. is a family owned business serving all of Maine, completing highway and airport construction, as well as, heavy civil construction work. Mr. Soderberg also continues to develop commercial real estate throughout Maine through Nordic Properties and CSS Development, Inc. Mr. Soderberg brings his understanding of Maine, his small business experience, which includes skills in leadership, decision making, business operations, employee relations and real estate expertise, to his role as a director. Mr. Soderberg’s prior board experience contributes to his strong understanding of regulatory, investor and governance requirements which contribute to his impact on the Governance and Risk Committee. Mr. Soderberg is currently on the Board of Directors for Cary Medical Center serving on the Strategic Planning committee and is Chair of the Finance committee. He also serves as a Director for the Bigrock Mountain ski area and Northern Skiers Club.

Continuing Directors
Craig N. Denekas is the Trustee, Chairman and Chief Executive Officer of the Libra Foundation, Portland, Maine. This is a private grant-making charitable foundation with a mission of maintaining a balance and diversity of giving throughout the state of Maine and across all populations. In addition to traditional grant-making that exceeds $175 million, the Foundation takes an innovative approach to its investing by establishing or acquiring several companies such as Pineland Farms of New Gloucester to create sustainable businesses and employment opportunities for Maine citizens. Prior to joining the Libra Foundation in 2001 and serving in multiple leadership positions before his appointment as Chief Executive Officer, Denekas was a director and shareholder at the law firm of Perkins, Thompson in Portland, Maine for over a decade. While at the firm, Denekas focused on corporate acquisitions, business law, real estate and commercial lending. He has served as a Trustee and on various board of directors including the Barbara Bush Foundation for Family Literacy out of Florida, the Fisher Charitable Foundation in Maine and was past Chairman of the Board of Trustees of Maine Public Broadcasting.

David C. Flanagan is President of Viking Lumber, Inc. a family-owned lumber and building supply business with ten locations in mid-coast Maine, a position he has held since 1978. Mr. Flanagan also serves as President of Pine Tree Products, serves on the board of directors of the Forest Society of Maine and is a member of the board of trustees of Coastal Healthcare Alliance where he is Treasurer and Chair of its Finance Committee. Mr. Flanagan has also served as a member of the board of directors of the Waldo County YMCA for 18 years.

David J. Ott held senior leadership positions for over 25 years with Fleet Financial Group and Banknorth, Inc., including President of Fleet Bank of Maine and Senior Executive Vice President and Chief Banking officer of Banknorth, Inc. His previous experience includes commercial lending and credit administration throughout New England. Mr. Ott is an accomplished former executive who is highly knowledgeable of the financial services industry. His prior experience as an executive and board member of several financial institutions and his understanding of the regulatory environment that the Company operates in, along with his strong credit skills, extensive knowledge of the Maine market, and his prior banking experiences uniquely positions him to support the Company in its strategic and growth efforts. Because of his substantial financial knowledge and experience, he has been selected to serve on the Audit Committee and as a member of the Bank’s Directors Loan Review Committee. Mr. Ott currently serves as a director of Maine Machine Products and HTech Holdings, Inc., and has served numerous community organizations in leadership roles, many of which had statewide presence.

James H. Page, Ph.D., is the Chancellor of the University of Maine System, with chief executive responsibilities for its seven campuses, law school, and associated programs and facilities, a position he has held since 2012. Previously, Dr. Page was principal and Chief Executive Officer of the James W. Sewall Company in Old Town, Maine, which provides comprehensive consulting services in forestry, engineering, and geographic information management. Dr. Page has also been an Adjunct Professor as well as a member of the Board of Visitors at the University of Maine at Orono. He was a founding director of the Gulf of Maine Oceanographic Observing System. He is an ex officio board member of the Alfond Scholarship Program, and a member of the Board of Directors of the Maine State Chamber of Commerce.

Lawrence J. Sterrs has served as the Board Chair and CEO of the Unity Foundation since 2000 and serves as Vice President and Chair of UniTek, Inc. He previously served as the CEO of UniTek, Inc. and its telecom subsidiary, UniTel, Inc., which brings high speed internet and phone services to a number of Maine communities. Mr. Sterrs began his career at ConTel Corporation where he had executive management responsibility for network design and planning, and held various operational, legislative and regulatory positions in project management, management training and operations management. Mr. Sterrs also worked at Berry Dunn McNeil and Parker, LLC from 1991 to 1994 as manager of telecommunication consulting. Mr. Sterrs has over 40 years of experience in the telecommunications industry, having been a direct leader, as well as, acting in consulting roles, bringing his many years of business experience and director experience to the Board. Mr. Sterrs’ extensive experience in the areas of regulatory oversight, governance, management, leadership and technology support his membership on the Compensation and Technology Committees. Through Mr. Sterrs work at the Unity Foundation, which invests in building the capacity of nonprofits that serve both local Maine communities and statewide needs, he has significant knowledge of the economic and community development needs of Maine and has a deep understanding of the Maine business and nonprofit community.

Corporate Governance Information
We operate within a comprehensive plan of corporate governance for the purpose of defining director independence, assigning Board responsibilities, setting high standards of professional and personal conduct for directors, officers, and employees, and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. Our Board of Directors has adopted a set of Corporate Governance Guidelines that provides additional information on board governance related matters. The Board has also adopted a Code of Business Conduct and Ethics that applies to our directors, employees and officers. The Code covers compliance with law; fair and honest dealings with the Company, with competitors and with others; fair and honest disclosure to the public; and procedures for compliance with the Code. You can review our Corporate Governance Guidelines and Code of Business Conduct and Ethics on our website located under the "Investor Relations" tab at www.CamdenNational.com. Any material amendments to either of these documents, or waivers of the Code (to the extent applicable to the principal executive officer, principal financial officer or principal accounting officer), will be promptly disclosed.

Leadership Structure
The leadership structure of the Company is determined by the Corporate Governance and Risk Committee. The Corporate Governance and Risk Committee proposes director nominees to the Board for election by the shareholders, including any management directors. Except for the CEO of the Company, all directors of the Company are considered “independent” directors. The Chair of the Board is an independent director and, in accordance with the charter of the Corporate Governance and Risk Committee, serves as the Chair of the Corporate Governance and Risk Committee. The current policy of the Board is that the offices of Chair of the Board and Chief Executive Officer should be separate and the Chair of the Board should be selected from among the independent directors. Management directors do not serve as Chairs of any of the Board’s Committees nor do they regularly participate in the Corporate Governance and Risk Committee or Compensation Committee meetings. Upon a Chief Executive Officer’s retirement from his/her management role, his/her director role is concurrently retired as well. The Corporate Governance and Risk Committee nominates the Chair and Vice Chair roles for election by the entire Board. The independent directors meet in executive session directly after board meetings periodically to ensure that there is adequate oversight of management and to ensure that there is ample time to assess the Company’s activities separate from management. The Corporate Governance and Risk Committee feels strongly that this leadership structure is prudent and provides sufficient segregation and independence.

Shareholder Communication with the Board
Our shareholders may communicate directly with the members of the Board of Directors by writing directly to those individuals c/o Camden National Corporation at the following address: Two Elm Street, Camden, Maine 04843. Our policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual director.

Shareholder Director Nominations
Nominations for election to the Company’s Board of Directors may be made by any shareholder of the Company. Such nominations must be made in writing and delivered or mailed to the Secretary of the Company no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days before, or delayed by more than 60 days after, such anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The notice is required to set forth all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In addition, the nominating shareholder shall furnish (a) as to the nominating shareholder and the beneficial owner, if any, on whose behalf the proposal is made the name and residence address of the nominating shareholder; and (b) the number of shares of Common Stock owned by the nominating shareholder. The Chairperson presiding at the Annual Meeting may disregard any nominations not made in accordance with these provisions, and may instruct the inspector of election to disregard all votes cast for such nominee. If a shareholder should propose a candidate, we anticipate that the Corporate Governance and Risk Committee would evaluate that candidate on the basis of the criteria noted above. For additional information, please refer to Section 2.1 of our Bylaws and to “Shareholder Proposals for Next Annual Meeting” below.

Shareholder Proposals for Next Annual Meeting
Shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for the 2019 Annual Meeting of Shareholders must have been received by the Company by November 23, 2018. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy. Shareholders may also propose business to be brought before an annual meeting pursuant to our Bylaws. Under our Bylaws, to be timely, a shareholder’s notice for the 2019 Annual Meeting of Shareholders must be received by the Company no earlier than December 25, 2018 and no later than January 24, 2019.

Director Attendance at Meetings of the Board and its Committees and Annual Shareholder Meeting
During 2017, the Board of Directors of the Company held twelve regular meetings and three special meetings. Each of the directors attended at least 75% of the total number of meetings of the Company’s Board and the committees of the Company Board on which he or she served during the year. Although we do not have a formal policy regarding attendance by members of the Board of Directors at annual meetings of shareholders, we expect that our directors will attend the Annual Meeting, even though we recognize that directors occasionally may be unable to attend for personal or professional reasons. In 2017, nine of the directors attended the annual meeting of shareholders.

The Board has five standing committees: a Corporate Governance and Risk Committee, an Audit Committee, a Compensation Committee, a Capital Planning Committee, and a Technology Committee. The following table sets forth the members of the Board and the committees of the Board on which they served:

Name of Director	Corporate Governance and Risk	Audit	Compensation	Capital Planning	Technology
Non-Employee Directors:
Ann W. Bresnahan	Member	Member	—	—	—
Craig N. Denekas(1)	Member	Member	—	Member	—
David C. Flanagan	—	Member	Chair	—	—
S. Catherine Longley	—	Chair	—	Chair	—
David J. Ott(2)	—	Member	Member	—	—
James H. Page, Ph.D.	—	—	Member	—	Chair
Carl J. Soderberg	Member	—	—	—	—
Lawrence J. Sterrs	Chair	—	Member	—	Member
Employee Director:
Gregory A. Dufour	—	—	—	Member	Member

(1)	Mr. Denekas was appointed to the Capital Planning Committee effective January 1, 2018.

(2)	Mr. Ott was appointed to the Compensation Committee effective January 1, 2018.

Corporate Governance and Risk Committee
The Company believes that a key element of effective risk management is strong corporate governance, and accordingly has combined the oversight of these areas in a single committee, the Corporate Governance and Risk Committee. This committee proposes director nominees to the Board for election by the shareholders; oversees the annual evaluation of the Board, management and Board committees; oversees the Company’s risk management program; and reviews the adequacy of the Company’s Articles of Incorporation and By-laws, Code of Business Conduct and the Corporate Governance Guidelines.

The Corporate Governance and Risk Committee assists the Board of Directors by identifying and recommending individuals qualified to serve as directors of the Company, and as chairs and members of committees of the Board of Directors. The Corporate Governance and Risk Committee is also responsible for certain corporate governance practices, including the development of ethical conduct standards for our directors, officers and employees and an annual evaluation to determine whether the Board of Directors and its committees are functioning effectively.

The Corporate Governance and Risk Committee expects to identify nominees to serve as directors of the Company primarily by accepting and considering the suggestions and nominations made by directors, management and shareholders. To date, the Corporate Governance and Risk Committee has not engaged any third parties to assist in identifying candidates for the Board of Directors. In general, the Corporate Governance and Risk Committee would expect to re-nominate incumbent directors who express an interest in continuing to serve on the Board. The backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that shall assist the Board in fulfilling its responsibilities. In identifying and evaluating proposed director candidates, the Corporate Governance and Risk Committee may consider, in addition to the minimum qualifications and other criteria as outlined below, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

•
Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company.

•	Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees.

•
Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

•
Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee's ability to represent the interests of all the Company's stockholders and to fulfill the responsibilities of a director.

•
Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on the Board should be considered.

The Corporate Governance and Risk Committee also oversees the risk management practices and oversight for the Company. The Corporate Governance and Risk Committee annually reviews the Company’s Risk Management Policy, and semi-annually the Risk Assessment Process, and then recommend the policy to the Board for approval. It is the intent of the Company and its Board of Directors to ensure, through this Policy, which identifies our major areas of risk, and related policies, procedures and programs to manage those risks, that it has a sound enterprise risk management program that identifies, measures, monitors, mitigates and controls risk in the Company’s systems, processes, and people. Direct oversight and responsibility for the Company’s Risk Management Program is delegated to the Executive Vice President ("EVP") of Risk Management, who is a member of executive management. This structure reflects the Company’s commitment to risk management. The EVP of Risk Management reports to the President and CEO of the Company and provides reports and serves as management’s liaison to both the Corporate Governance and Risk Committee and the Audit Committee. The Company’s Risk Management Program is designed to provide sufficient information to management and the Board of Directors to assist them in properly and adequately evaluating the Company’s compliance with the Risk Management Program.

There can be no assurance that the Board’s risk oversight structure has identified and addressed every potential material risk, and there may be additional risks that could arise in the Company’s business. Both known and unknown risks could result in potential material financial and/or business losses despite the Board’s efforts to oversee risk.

The Corporate Governance and Risk Committee held four meetings during 2017. The Corporate Governance and Risk Committee operates under a written charter, a copy of which is available on the Company’s website under the "Investor Relations" tab at www.CamdenNational.com.

Audit Committee
The Audit Committee assists the Board of Directors in overseeing, among other things: 1) the integrity of the Company’s financial reports, including policies, procedures and practices regarding the preparation of the financial statements, the financial reporting process, disclosures and internal control over financial reporting; 2) the Company’s compliance with legal and regulatory requirements; 3) the qualifications and independence of the Company’s independent accountants; and 4) the performance of the Company’s internal audit function and independent accountants.

The Audit Committee meets each quarter with the Company’s independent accountants and management to review the Company’s interim financial results before the publication of quarterly earnings press releases. On a quarterly basis, the Audit Committee also reviews the adequacy of the Company’s internal controls and summaries of regulatory examinations to assess the Company’s program for complying with laws and regulations. The Audit Committee also meets separately each quarter in executive session with the independent accountants. The Audit Committee oversees and approves the selection and performance of the internal auditors and reviews and approves the Company’s internal audit plan. Annually, the Audit Committee also reviews and updates the committee charter, reviews and evaluates their performance, and participates in the preparation of the audit report contained in this Proxy Statement.

While the Audit Committee has the duties and responsibilities set forth above and as set forth in its charter, management is responsible for the internal controls and the financial reporting process, and the independent registered public accounting firm is responsible for performing an independent audit of our financial statements and our internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB") and issuing a report thereon.

The Audit Committee has established procedures for the receipt, treatment and retention of complaints on a confidential basis. We encourage employees and third-party individuals and organizations to report concerns about our internal accounting controls or auditing matters. The Audit Committee Complaint Procedures are reviewed and approved annually by the Audit Committee, a copy of which is available on the company’s website under the "Investor Relations" tab at www.CamdenNational.com.

The Board of Directors has determined that all five members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ listing standards. Additionally, the Board of Directors has determined that Ms. Longley qualifies as an “audit committee financial expert” as defined by the SEC rules. This Committee met nine times during 2017. The Audit Committee operates under a written charter, a copy of which is available on the Company’s website under the "Investor Relations" tab at www.CamdenNational.com.

Report of the Audit Committee
In accordance with the Audit Committee charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for preparing the financial statements and for designing and implementing the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with U.S. generally accepted accounting principles. The independent registered public accounting firm is responsible for expressing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for 2017.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Audit Standard 1301, Communications with Audit Committees, and related interpretations and rules. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Audit Committee from the independent registered public accounting firm as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence, and concluded that the auditors are independent.

During 2017, the Audit Committee performed all its duties and responsibilities under the Audit Committee Charter. In addition, based on the reports and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements of the Company for 2017 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC. Respectfully submitted by the members of the Audit Committee of the Board:
S. Catherine Longley, Chairperson
Ann W. Bresnahan
Craig N. Denekas
David C. Flanagan
David J. Ott

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC and should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee
The Compensation Committee assists the Board of Directors in discharging the Board’s responsibilities relating to compensation of the Company’s directors and named executive officers, and oversees the Company’s overall compensation and benefit programs. The Compensation Committee also reviews the Company’s incentive compensation and other equity plans and recommends changes to the plans as needed. The Compensation Committee reviews components of the compensation plans for the Company’s CEO and other executive officers, including base salary, annual incentive, long-term incentives, benefits and other elements of compensation. In addition to reviewing competitive market factors, the Compensation Committee also examines the total compensation mix, and how each of the elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of the named executive officers are approved by the full Board of Directors.

The Compensation Committee met eight times during 2017. The Compensation Committee operates under a written charter, a copy of which is available on the Company’s website under the "Investor Relations" tab at www.CamdenNational.com.

In 2017, Messrs. Flanagan (Chair), Page and Sterrs served as members of the Compensation Committee for the calendar year 2017 and Ms. Stanley served until retirement in September 2017. No member of the Compensation Committee was an officer, employee or former employee of the Company. Mr. Ott was appointed to the Compensation Committee effective January 1, 2018.

Compensation Committee Interlocks and Insider Participation
The current members of the Compensation Committee are Messrs. Flanagan, Ott, Page and Sterrs. None of these persons has served as an officer or employee of the Company. None of these persons had any relationships with the Company requiring disclosure under applicable rules and regulations of the SEC.

Capital Planning Committee
The Capital Planning Committee assists the Board of Directors in discharging the Board’s responsibilities relating to management of capital for the Company and its subsidiaries, and coordinates capital generation and deployment activities. The Committee is also responsible for ensuring compliance with regulations pertaining to capital structure and levels. This Committee met three times during 2017.

Technology Committee
The Technology Committee assists the Board of Directors in discharging the Board’s responsibilities for alignment of the Company’s Technology Plan with the Company’s overall strategic plan and priorities and that adequate planning, resources and investment are dedicated to fulfilling the Company’s strategic objectives. This Committee met four times during 2017.

Director Qualifications and Experience
The table below identifies the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that each director nominee should serve as a director of the Company. The following table identifies the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The Corporate Governance and Risk Committee and the Board of Directors did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the Annual Meeting. This information supplements the biographical information previously provided. In addition to the information presented below regarding each person’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, we also believe all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and its shareholders.

Director Qualifications and Experience Table

	Bresnahan	Denekas	Dufour	Flanagan	Longley	Ott	Page	Soderberg	Sterrs
Diversity
Male	—	X	X	X	—	X	X	X	X
Female	X	—	—	—	X	—	—	—	—
Business Experience
General Business Acumen	X	X	X	X	X	X	X	X	X
Financial Services Industry Knowledge	X	—	X	X	X	X	X	X	X
Experience in Managing Growth	—	X	X	X	X	X	X	X	X
Experience in Organization Development	X	X	X	X	X	X	X	X	X
Executive Experience & Knowledge	X	X	X	X	X	X	X	X	X
Financial Service Experience	—	—	X	—	X	X	—	—	—
Audit, Compensation or Corporate Governance Experience	X	X	X	X	X	X	X	X	X
Regulatory Experience	—	—	X	—	X	X	—	X	X
Large Shareholder Relationship Experience	—	—	X	—	X	X	—	—	—
Well Connected to the Community	X	X	X	X	X	X	X	X	X
Professional Experience	X	X	X	X	X	X	X	X	X
Collegiality	X	X	X	X	X	X	X	X	X
Industry Experience
Accounting	—	—	X	—	X	—	—	—	X
Merchandising	—	—	—	X	—	—	—	X	—
Insurance	—	—	—	—	X	—	—	—	—
Technology	—	—	X	—	—	—	X	—	X
Asset Management	X	X	X	—	—	—	—	—	X
Community Relations	X	X	X	X	X	X	X	X	X
Law	—	X	—	—	X	—	—	—	—
Management	—	X	X	X	X	X	X	X	X
Board Evaluations
Each year, each committee completes a self-assessment of the committee’s performance and reports the findings to the full Board. All nominees who are members of the Board are peer evaluated and complete a self-evaluation which is reviewed by the Corporate Governance and Risk Committee when recommending a slate of candidates to be nominated by the full Board. On a periodic basis, Board members complete a confidential survey provided through an outside firm which solicits feedback from our directors with respect to the effectiveness of the Board.

Mandatory Director Retirement
The Company's Corporate Governance Guidelines require directors to retire from the Board of Directors immediately upon reaching the age of 72.

Director Stock Ownership Guidelines
The Company’s Corporate Governance Guidelines require directors to beneficially own shares of stock of the Company having a market value of $100,000 (“Qualifying Shares”). The Board of Directors may, in its discretion, permit a director to satisfy the Qualifying Shares requirement by agreeing to purchase, within 90 days of such person’s election as a director, at least 100 shares of stock of the Company and applying 100% of such person’s directors fees, after taxes, to purchasing the balance of the Qualifying Shares, subject to trading window requirements.

Anti-Hedging and Pledging Restriction Policy
The Company has adopted a policy to prevent insider trading that, among other things, prohibits any director or officer from engaging in any hedging transactions (which includes short sale transactions, purchases of Company common stock on margin, and buying or selling any puts, calls or other derivative transactions that have the effect of reducing the economic exposure to the shares of common stock). In addition, directors and officers are discouraged from pledging Company common stock as collateral for a loan however exceptions to this pledging limitation may be granted, if good cause is shown.

Director Independence
Our Board has determined that the following directors, constituting eight of the Company’s nine directors, are each an “independent director” as such term is defined in NASDAQ’s listing standards: Messrs. Denekas, Flanagan, Ott, Page, Soderberg and Sterrs; and Mses. Bresnahan, and Longley. Our Board also has determined that each member of the Corporate Governance and Risk Committee, the Audit Committee, and the Compensation Committee meets the independence requirements applicable to those committees as prescribed by NASDAQ, the SEC, the Internal Revenue Service ("IRS"), and applicable committee charters.

Director Compensation
The following table shows, for the year ended December 31, 2017, information on compensation earned by or awarded to each non-employee director who served on the Company’s Board during 2017.

Name	Fees Earned or Paid in Cash(1) ($)		Stock Awards(2) ($)	Option Awards ($)	Changes in Nonqualified Deferred Compensation Earnings(3) ($)	Total ($)
Ann W. Bresnahan	$34,675	(4)	$15,025	$—	$—	$49,700
Craig N. Denekas	19,133		15,025	—	—	34,158
David C. Flanagan	45,625	(4)	15,025	—	—	60,650
Craig S. Gunderson(5)	10,987		—	—	—	10,987
John W. Holmes(6)	23,092	(4)	15,025	—	—	38,117
S. Catherine Longley	38,359		15,025	—	—	53,384
David J. Ott	33,675	(4)	15,025	—	—	48,700
James H. Page	31,025		15,025	—	—	46,050
John M. Rohman(6)	27,750	(4)	15,025	—	—	42,775
Robin A. Sawyer(5)	7,275		—	—	—	7,275
Carl J. Soderberg	27,750	(4)	15,025	—	—	42,775
Karen W. Stanley(6)	62,075	(4)(7)	15,025	—	—	77,100
Lawrence J. Sterrs	39,192	(4)(7)	15,025	—	—	54,217

(1)
Includes fees for which the director has elected to receive shares of our common stock in lieu of cash. The number of shares of stock received by each director in lieu of cash during 2017 was as follows: 193 shares for Mr. Denekas and 88 shares for Mr. Sterrs.

(2)
The amounts shown reflect the aggregate grant date fair value of restricted shares granted during 2017, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718. These amounts do not represent the actual amounts paid to or realized by the directors during 2017. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 15 of the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 regarding assumptions underlying valuation of equity awards. We maintain an Independent Directors' Equity Compensation Program, which is a sub-plan under the 2012 Equity and Incentive Plan. Under this plan, the independent directors of the Company each receive restricted shares of Company stock on an annual basis equal to $15,000, determined based on the closing share price of a share of Company stock on the date of issuance and vest based on the terms set by the Compensation Committee annually. Each director received 347 shares of Company stock on May 1, 2017 based on the Company's closing share price of $43.30 per share which vested immediately. At December 31, 2017, none of our directors held any unvested stock or unexercised options.

(3)
We maintain a Directors Deferred Compensation Plan. Under this plan, deferred amounts are valued based on corresponding investments in certain investment funds which may be selected by the director. No plan earnings are considered to be “above-market” or “preferential” and as such no amounts are reported in this column.

(4)	Includes committee fees received from Camden National Bank.

(5)	Resigned from the Board of Directors: Mr. Gunderson in April 2017 and Ms. Sawyer in February 2017.

(6)	Retired upon reaching the mandatory retirement age: Mr. Holmes in September 2017, Mr. Rohman in February 2018 and Ms. Stanley in September 2017.

(7)	Includes fees received as Chair of Camden National Bank.

Director Retainer Fees, Meeting Fees and Equity Grants
Our directors who are also employees do not receive any compensation for serving as directors on our Board or as members of committees thereof. Historically, the Company has used cash retainers and per meeting fees to attract and retain qualified candidates to serve on the Board. In the most recent director compensation analysis, the Compensation Committee, with the assistance of Meridian Compensation Partners, LLC ("Meridian") serving as the compensation consultant to the Compensation Committee, researched and analyzed director compensation comparing to the Company's proxy peer group. Findings showed that the average compensation per director (including cash paid and equity awards) and total Board cost are slightly below the 50th percentile among the Company's peer group (the same group of banks used to assess executive pay discussed on page 26). The findings demonstrated the Company's director compensation program is well-structured and serves to reward activity and leadership. The Company's mix of compensation elements generally aligns with the peer group norm. To remain competitive in the market and better align with the median (50th percentile) of the Company’s peer group, the Board of Directors approved an increase, effective January 1, 2018, in the annual retainer fees for the Board of Directors of the Company from $8,750 to $10,000. The Company's practice of granting equity aligns with its peer group (nearly 70% of its peers grant company equity awards annually) and is considered best practice across the broader market. Recognizing the need to remain competitive for retention and recruiting purposes, the Board of Directors, effective with the May 2018 grant date, expect to increase the value of the annual independent director equity grants for Company Directors from $15,000 to $21,500 and for Bank directors from $8,000 to $15,000.

The following table outlines retainer fees, meeting fees and equity grants paid to directors of the Company and its subsidiaries for 2017:

Compensation Components	Annual Retainer		Meeting Fee	Annual Equity Grant
	Chair	Member
Camden National Corporation Board of Directors	$25,000	$8,750	$1,000	$15,000
Camden National Bank Board of Directors
Directors of Bank only	—	5,600	600	8,000
Directors of both the Company and Bank	15,000	—	—	—
Audit Committee	10,000	—	825	—
Compensation Committee	7,500	—	825	—
Other Committees including: (i) Capital Planning; (ii) Corporate Governance and Risk; (iii) Technology; and (iv) Camden National Bank Committees	—	—	500	—

Directors Deferred Compensation Plan
The Company maintains a Directors Deferred Compensation Plan under which each non-employee director of the Company and the Bank may elect to defer all or a portion of his or her annual retainer and/or chair and meeting fees. Under the Directors Deferred Compensation Plan, a participating director may elect from various payment alternatives, but full payout must occur no later than the tenth anniversary of the director’s separation from service. Deferred amounts are valued based on corresponding investments in certain investment funds (similar to those offered in our Company’s 401(k) Plan) which may be selected by the director. The Directors Deferred Compensation Plan is a nonqualified deferred compensation plan under which distributions are made from the general assets of the Company under the direction and oversight of the Compensation Committee.

Related Party Transactions
No nominee for director, other continuing director or executive officer of the Company engaged in any transaction, or series of transactions, with the Company or any of its subsidiaries during 2017 in which the amount involved, exceeded or exceeds $120,000, other than the financial transactions described below.

The Company’s nominees for directors, continuing directors and executive officers, members of the immediate family of continuing directors and executive officers, and entities which directors, continuing directors or executive officers control (other than subsidiaries of the Company), have had, and are expected to have in the future, loan transactions with one or more of the Company’s subsidiaries. As of December 31, 2017, the outstanding loans, including unused commitments, by the Company’s subsidiary bank to the Company’s nominees for directors, continuing directors and executive officers amounted to an aggregate of approximately $13.1 million. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

All loans made by the Company and its bank subsidiary to directors and executive officers are regulated by the Company’s federal regulators. These regulations (known as “Regulation O”) set forth various practices and reporting requirements for loans to directors and officers. In addition, SOX permits banks and bank holding companies to extend credit to their directors and officers provided that such extensions of credit are (a) made or provided in the ordinary course of the consumer credit business of such issuer; (b) of a type that is generally made available by such issuer to the public; and (c) made by such issuer on market terms, or terms that are no more favorable than those offered by the issuer. We have adopted written policies to implement the requirements of Regulation O, which restricts the extension of credit to directors and executive officers and their family members and other related interest. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the Board of Directors of the appropriate subsidiary. We believe that all extensions of credit to our directors and officers satisfy the foregoing conditions.

EXECUTIVE OFFICER INFORMATION

Identification of Named Executive Officers
For 2017, our "named executive officers," as defined in Item 402 of Regulation S-K were:

Name	Position with Company or Bank	Age
Gregory A. Dufour	President and Chief Executive Officer	57
Deborah A. Jordan, CPA	Executive Vice President, Chief Operating Officer and Chief Financial Officer	52
Joanne T. Campbell	Executive Vice President, Risk Management	55
Edmund M. Hayden III	Executive Vice President, Chief Credit Officer	62
Timothy P. Nightingale	Executive Vice President, Senior Loan Officer	60

Refer to the Company's December 31, 2017 Report on Form 10-K, Part I, Item 1. Business - Executive Officers for biographical information on the named executive officers.

All of the named executive officers will hold office at the discretion of the Company’s Board of Directors. There are no arrangements or understandings between any of the directors, officers or any other persons pursuant to which any of the above directors have been selected as directors, or any of the above officers have been selected as officers. There are no “family relationships” among the directors and executive officers, as the SEC defines that term.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with executive management the Compensation Discussion and Analysis that immediately follows this report, required by Item 402(b) of SEC Regulation S-K. Based on the review and discussion, the Compensation Committee recommended to the Board that the 2017 Compensation Discussion and Analysis be included in the Proxy Statement and incorporated as referenced in our Annual Report on Form 10-K for the year ended December 31, 2017. Respectfully submitted by the members of the Board Compensation Committee:

David C. Flanagan, Chairman
David J. Ott
James H. Page, Ph.D.
Lawrence J. Sterrs
Compensation Discussion and Analysis

Overview
The Compensation Committee (the "Committee") has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee ensures that the total compensation paid to executives is fair, reasonable, competitive, performance-based and aligns with shareholder interests. The Committee intends this Compensation Discussion and Analysis to provide full, transparent disclosure of what we believe to be a comprehensive, carefully designed compensation structure that drives long-term shareholder value. Addressed in the discussion are the compensation determinations for the Company’s named executive officers listed on page above and the rationale for those determinations. Beginning on page 36 are compensation tables for the named executive officers that provide more detailed information.

Executive Summary
The Company achieved several financial, strategic, community and shareholder related objectives in 2017 which included:

•	Strong financial performance:

◦
The Company reported net income of $28.5 million and diluted EPS of $1.82 per share for the year ended December 31, 2017, reflecting additional income tax expense of $14.3 million related to the enactment of the Tax Cuts and Jobs Act of 2017 (the "Tax Act").

◦
The Company reported adjusted net income[1] and adjusted diluted EPS[1] for the year ended December 31, 2017 of $42.7 million and $2.73 per share, representing growth over last of 5%, as well as exceeded the Company's 2017 budgeted net income and diluted EPS.

◦
Solid financial returns as demonstrated by an adjusted return on average equity[1] of 10.51%, adjusted return on average assets[1] of 1.07% and an efficiency ratio[1] of 57.05% for the year ended December 31, 2017.

◦	Loan and deposit growth of 7% and 6%, respectively, for the year ended December 31, 2017.

◦	Strong asset quality with net charge-offs to total loans of 0.07% for 2017 and non-performing assets to total assets of 0.50% at December 31, 2017.

•	A number of strategic accomplishments during the year:

◦	Increased employee engagement by 2% to 78%, placing us in the top 25% of financial service company respondents in the IBM Talent Management Solutions survey group.

◦
Increased our deposit market share in Maine to 10.59% as of June 30, 2017 as reported by the Federal Deposit Insurance Corporation ("FDIC"), ranking Camden National second among all financial institutions and first for Maine-based institutions.

◦
Introduced several new technology-based solutions to consumers including: MortgageTouch to simplify the mortgage application process; online chat capabilities; expanded eStatements; and a new deposit account opening platform.

◦	Expanded our business capabilities with TreasuryLink, a robust on line banking platform for commercial customers and a new commercial loan origination solution.

◦	Implemented customer surveys and an evaluation of our customers' experience through the use of a Net Promoter Score ("NPS").

______________________________________________________________________________________________________

1
The measures were not calculated in accordance with generally accepted accounting principles ("GAAP"). Refer to the Company's year ended December 31, 2017 Annual Report on Form 10-K for a reconciliation of     GAAP to non-GAAP.

◦	Continued investment in security enhancements including upgrading ATMs to EMV "chip" capabilities, 24/7 web monitoring and enhanced data loss prevention tools.

◦
Supported our local communities including our Hope@Home initiative, the Company’s efforts to address homelessness. Since its inception, this program has donated over $250,000 of unrestricted funds to homeless shelters across Maine.

•	Shareholder activities and key financial metrics for 2017 include:

◦	Introduced a 9% increase in the Company’s fourth quarter dividend based on the Company’s performance.

◦	Total shareholder return of 71.78% over a three-year period.

◦	Conducted a robust investor relations outreach effort.

◦	Adjusted return on average assets[1] increased to 1.07% in 2017 from 1.06% in 2016.

◦	Adjusted return on average tangible equity[1] of $14.35% and 14.96% for 2017 and 2016, respectively.

◦	Total risk-based capital ratio of 14.14% at December 31, 2017.

◦	Dividends declared per share increased 13% to $0.94 per share in 2017.

◦	Tangible book value per share[1] increased 4% to $19.57.

______________________________________________________________________________________________________

1
The measures were not calculated in accordance with generally accepted accounting principles ("GAAP"). Refer to the Company's year ended December 31, 2017 Annual Report on Form 10-K for a reconciliation of     GAAP to non-GAAP.

Role of Shareholder Say-on-Pay Votes
The Company provides its shareholders with the opportunity to cast an annual advisory vote to approve the compensation of the named executive officers (“Say-on-Pay”). At the Annual Meeting of Shareholders held on April 25, 2017, 97% of the votes cast on the Say-on-Pay proposal were voted in favor of the proposal. As we evaluated our compensation practices throughout 2017, we were mindful of the strong support that our shareholders expressed for our philosophy of linking compensation to performance and the interests of the Company’s shareholders. As a result, the Committee continued to apply the same principles and philosophy that it has used in previous years in determining executive compensation and will continue to consider shareholder feedback in the future.

Compensation Best Practices and Sound Governance
Our compensation programs incorporate best practices, including the following:

What We Do
✓    Ensure pay for performance alignment
✓    Utilize an independent compensation consultant
✓    Benchmark our practices to ensure executive compensation remains consistent with the market (every other year)
✓    Subject short-term and long-term incentive payments to caps
✓    Apply 20% of annual cash incentive to the Management Stock Purchase Plan
✓    Perform an annual incentive compensation risk assessment
✓    Maintain stock ownership guidelines

✓	Require that change-in-control agreements contain a double trigger (excludes grandfathered Supplemental Executive Retirement Plan ("SERP"))
✓    Maintain a claw-back policy

What We Don't Do
✗    Provide excise tax gross-up on change-in-control payments
✗    Allow current payment of dividends on unearned performance shares
✗    Allow executive officers to engage in hedging transactions

Compensation Committee Activity and Key Initiatives During 2017
The Committee evaluates existing compensation program components on an ongoing basis to maintain the Company’s competitive position in the marketplace and to meet its goal of attracting, motivating, and retaining key executives. The Committee engages an independent advisor to provide guidance to the Committee in several critical areas, such as the impact of regulation on compensation and incentive practices, benchmarking and best practice analysis, director and executive compensation, regulatory reporting support, peer group analysis, policy and procedure review, education, and trends and changes.

In 2017, the Committee met eight times and completed the following initiatives:

•
Review of Executive Incentive Plan (“EIP”) — The Committee approved the EIP participants, performance metrics, goals and payout targets for 2017. At the end of the performance year, the Committee reviewed performance for executives against Company-wide performance measures set for 2017, and recommended to the Board that it approve an award under the 2017 EIP to each executive officer at the 102% performance level. Refer to "Annual Executive Incentive Plan" on page 30.

•
Approval of 2014 – 2016 Long-Term Incentive Plan ("LTIP") Performance — The Committee reviewed and approved the 2014 – 2016 LTIP performance level and payout at 183% of target. Performance shares vested under the 2014 – 2016 LTIP are included in the "Option Exercises and Stock Vested Table" on page 41.

•	Approval of 2017 – 2019 LTIP — The Committee reviewed and approved the 2017 – 2019 LTIP including target awards and key metrics. Refer to "Long-Term Incentive Plan" on page 31 for further details.

•
Review of Non-Executive Incentive Payouts and Restricted Stock Grants — The Committee reviewed management’s recommendation and approved non-executive incentive plan payouts. In 2017, the Committee recommended, and the Board subsequently approved, granting restricted stock to high performers at the vice president and senior vice president levels. Restricted stock is granted to motivate and retain top performers by providing stock ownership without purchase requirements. Additionally, in 2017, restricted stock and restricted stock units were granted to certain individuals at the vice president and senior vice president level at the time of hire.

•	Executive Hiring — The Committee reviewed the terms of the offer for the Executive Vice President of Retail Banking.

•	Risk Review — The Committee reviewed the risk assessment conducted by management and ensured programs reinforce sound risk management practices.

•
External Compensation Consultant Request for Proposal — The Committee conducted a Request for Proposal to identify an external and independent compensation consultant best suited to provide compensation expertise to the Company. Meridian Compensation Partners, LLC ("Meridian") was selected as the consultant and began working with the Committee in July 2017.

•
Approval of 2017 Proxy Peer Group — The Committee engaged Meridian to assist with reviewing the Company's proxy peer group as the basis for determining and maintaining competitive compensation practices.

•
Review of Executive Compensation — The Committee engaged Meridian to conduct an analysis of existing executive compensation programs as they compare with the proxy peer group and external market data. The goal of this review was to ensure the compensation at the Company remains competitive for retention and recruiting purposes and to provide insight for 2018 compensation decisions.

•	Review of the Compensation Committee Charter — The Committee conducted its annual review of its Charter. No changes were made to the Charter.

•
Review of the Independent Director Compensation Plan — The Committee engaged Meridian to conduct an analysis of director compensation as it compares to the Company's proxy peer group. As a result of the analysis, adjustments were approved to both the Company's annual independent director equity grants and annual cash retainer to better align with the peer group median. Refer to page 18 for further details for the adjustment effective January 1, 2018.

•
Director Stock Plan — The Committee approved the Director Stock program that allows directors to elect to receive Company common stock in lieu of the cash compensation due to such directors for Board services.

•
Company Benefits Program — The Committee reviewed the Company’s comprehensive benefits package ensuring that offerings are competitive and that the program is designed to attract and retain top talent.

•	Executive Deferred Compensation Plan ("EDCP") — The Committee approved a supplemental company contribution to active participants in the EDCP.

•
Retirement Plan — As part of the Company's annual 401(k) Plan review, the Committee approved a true-up provision to the 401(k) Plan and a Retirement Committee Charter outlining delegation of certain duties related to the 401(k) Plan.

Compensation Philosophy and Objectives
The Committee’s compensation philosophy is to attract and retain highly qualified executives by providing a mix of salary and incentives that appropriately motivate executives while also maximizing shareholder value. This is achieved by establishing meaningful performance goals that discourage risk related behaviors, and ensuring executives have comprehensive knowledge of the total compensation package. The executive compensation programs have been designed to:

•	Provide competitive base salaries and short- and long-term incentives that align executives’ interests with the Company’s short- and long-term financial goals;

•	Drive performance and motivate executives toward the goal of enhancing long-term shareholder value;

•	Balance cash and equity compensation with a focus on increasing an executive’s equity ownership over time;

•	Attract and retain highly-qualified executives needed to achieve strategic goals, and maintain a stable executive management group; and

•	Allow flexibility in responding to changing laws, accounting standards, and business needs, as well as the constraints and dynamic conditions in the markets in which we do business.

Decisions regarding executive compensation are evaluated in light of the Company’s performance, local and regional job market availability for each position, economic conditions in New England, and the Company’s short- and long-term business plans. Moreover, the Committee’s goal is to review and analyze each element of compensation, considering the entire compensation package. The Committee seeks to ensure that rewards for executives, such as annual incentives and equity compensation, are appropriate in relation to shareholder returns for the same period.

Role of the Compensation Committee
The duties and responsibilities of the Committee include, among other things, overseeing the Company’s overall executive compensation philosophy, measuring performance with respect to established goals and objectives, designing the components of executive compensation, reviewing the Company’s executive compensation plans and the risks these plans pose to the Company, and establishing compensation for the Company’s named executive officers. In 2017, the Committee was composed of four independent directors: Messrs. Flanagan (Chair), Page and Sterrs and Ms. Stanley (prior to retirement).

The Committee assists the Board in discharging the Board’s responsibilities related to compensation of directors and executive officers, and oversees the Company’s total compensation, benefits and rewards programs. The Committee also oversees the preparation of executive compensation disclosures for inclusion in the Company’s annual proxy statement. The Committee makes compensation decisions for the Company’s named executive officers, including the establishment of frameworks for how executives will be compensated, and approves equity awards at the executive and non-executive levels. The Committee receives recommendations concerning these matters from the CEO for executive officers and all other employees, other than the CEO. For non-executive officers, the CEO is responsible for establishing the framework, including salary adjustments and annual equity and non-equity incentive plan award amounts, for how these individuals will be compensated. In addition, decisions regarding non-equity compensation for non-executive officers are made by the CEO in conjunction with members of executive management. These decisions are ultimately presented to the Committee for review. As is the case with the executive officers, the Committee can exercise its discretion in modifying recommended adjustments or awards for these individuals.

Role of Executives
The Company’s management provides information and input as requested by the Committee to facilitate decisions related to executive compensation. Members of management may be asked to provide input relating to potential changes in compensation programs for review by the Committee. The Committee occasionally requests members of management to be present at meetings where executive compensation and Company or individual performances are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation. However, only Committee members are allowed to vote on decisions regarding executive compensation.

In 2017, Edward C. Walbridge, Senior Vice President and Human Resources Director, served as management’s liaison to the Compensation Committee. Mr. Walbridge assisted in the administration of executive compensation programs, prepared Committee and Board meeting materials, worked with consultants and legal counsel engaged by the Committee, and performed work as requested, including the preparation of peer analyses, based on a peer group selected by the Committee. The COO and CFO of the Company, Deborah A. Jordan, provided the Committee with a periodic update of the Company’s financial performance measures under the short- and long-term incentive programs. The President and CEO of the Company, Gregory A. Dufour, occasionally attended portions of the meetings at the invitation of the Committee’s Chair, and made recommendations with respect to base salary, annual incentives, and equity compensation for executive officers who report to him. Mr. Dufour was not present at any Committee meetings in which his own compensation was discussed or voted on.

Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Committee’s deliberations or vote. Only Committee members vote on decisions regarding executive compensation. The Committee periodically meets in executive session without management present.

Role of Consultants and Advisors
The Committee utilizes the services of various consultants and advisors when deemed appropriate. The Committee engaged the consulting services of Pearl Meyer & Partners, LLC ("Pearl Meyer") through June 2017 and Meridian Compensation Partners, LLC ("Meridian") in July 2017 to provide advice related to executive and board compensation. In late 2017, Meridian conducted competitive market assessments in order to ensure the Company’s pay practices are competitive, fit within the Company’s compensation philosophy, and comply with regulatory guidance. The Company’s primary legal counsel for compensation-related matters is Goodwin Procter LLP ("Goodwin Procter"). Goodwin Procter has assisted the Company for a number of years by providing legal review of compensation plan documentation, as well as assistance on compensation-related regulatory matters. The Committee has also used the services of several other attorneys to ensure compensation plans and programs are properly administered, documented, and meet legal and regulatory requirements.

The Committee considered the independence of Meridian and Goodwin Procter in light of SEC and NASDAQ rules for compensation committees and compensation consultants, legal counsel and other advisers. The Committee has on file letters of independence from Meridian and Goodwin Procter addressing the following factors: (1) other services provided to the Company; (2) fees paid by the Company as a percentage of total revenue; (3) policies or procedures maintained by the advisers that are designed to prevent a conflict of interest; (4) any business or personal relationships between the advisers and a member of the Committee; (5) any Company stock owned by the advisers; and (6) any business or personal relationships between our executive officers and the advisers. The Committee discussed these considerations and concluded that the work performed by Meridian, Goodwin Procter, and the advisers involved in the engagements did not raise any conflict of interest.

Risk Review
Each year the Company evaluates its incentive plans to ensure risk management processes, risk mitigation practices and the internal control structure are in place to maintain the Company’s risk profile within acceptable limits and to ensure that employees are not incentivized to take excessive risk positions. The most recent risk analysis was completed in February 2017. Pearl Meyer, serving as the compensation consultant at that time, conducted a high level review of management's risk assessment in order to provide additional commentary on the structure and governance of the incentive programs. Based upon the review of the triggers that drive awards, the business planning and budgeting processes, the internal controls which support the accurate reporting of actual results, and the risk management processes and mitigating features that ensure that management operates within established risk tolerance guidelines, it was determined that the Company’s incentive plans do not lead to excessive risk taking pursuant to industry standards.

Benchmarking Compensation
The Committee believes that utilization of appropriate benchmarks for compensation analyses is an effective method for evaluating executive and director compensation. Accordingly, at least every two years, the Committee engages the compensation consultant to conduct market competitive reviews, which, generally, include an assessment of compensation compared to market (i.e., industry-specific surveys and proxy peer group, where applicable), recommendations for total compensation opportunity guidelines (i.e. base salary, annual and long-term incentive targets), and a high level assessment of performance relative to peers. The Committee uses this information to determine appropriate salary and incentives levels for executive officers and directors.

The peer group included financial institutions of generally similar asset size and regional location. At the time the peer group was selected utilizing June 30, 2016 financial data, the Company was positioned approximately at the median of the peer group in terms of total assets, with asset size ranging from $1.6 billion to $8.7 billion (approximately one-half to two and half times the size of the Company). All banks were publicly-traded financial institutions located in New England or Upstate New York. The peer group used in the report presented for consideration of 2017 compensation decisions consisted of the following institutions:

Arrow Financial Corporation	Community Bank System, Inc.	Merchants Bancshares, Inc.
Bar Harbor Bankshares	Enterprise Bancorp, Inc.	Meridian Bancorp, Inc.
Berkshire Hills Bancorp, Inc.	Financial Institutions, Inc.	NBT Bancorp, Inc.
Boston Private Financial Holdings, Inc.	First Bancorp, Inc.	Tompkins Financial Corporation
Brookline Bancorp, Inc.	First Connecticut Bancorp, Inc.	TrustCo Bank Corp NY
BSB Bancorp, Inc.	Hingham Institution for Savings	United Financial Bancorp, Inc.
Century Bancorp, Inc.	Independent Bank Corp.	Washington Trust Bancorp, Inc.

The Committee periodically reviews the proxy peer group, with the assistance of its independent advisor, and recommends any changes to the Board for approval. The peer group did not change substantially when it was updated in September 2017; Community Bank System, Inc. was excluded due to asset size, Merchants Bancshares, Inc. was removed as it was acquired and Western New England Bancorp, Inc. was added to the peer group. This peer group will be used by the Committee in setting 2018 compensation decisions.

The Committee’s competitive pay objective for executive compensation is to target pay at the market median. While our pay positioning has traditionally been conservative relative to market, the Committee believes compensating at this level is necessary to continue to attract and retain the executive talent needed to fulfill the Company’s strategic objectives. This pay range was also selected as being representative of compensation levels that are more equivalent to our markets and to our competitors.

Elements of Compensation
In 2017, the compensation for the named executive officers was comprised of the following elements:

Element	Description	Primary Objectives
Base Salary	Fixed cash payment reflecting the executive’s responsibilities, performance and expertise.	• Foundational element of compensation that reflects role • Recruit and retain executives
Annual Executive Incentive Plan (“EIP”)
Annual cash incentive which is contingent on achievement of Company and individual performance goals related to the current fiscal year. 20% of the cash incentive is applied to the Management Stock Purchase Plan.
• Encourage and reward individual and overall Company performance relative to current plans and objectives.
Long-Term Incentive Plan ("LTIP")
Executives are awarded time-based restricted stock and performance shares. The restricted shares vest over three years and performance shares are granted with the opportunity to earn from zero to 200% of the target award performance level contingent upon the Company’s achievement of performance objectives over a three-year performance period.
• Align the interests of executives with shareholders • Provide retention • Promote achievement of long-term financial and strategic objectives
Management Stock Purchase Plan (“MSPP”)	Executives and officers at the level of vice president and above receive restricted shares in lieu of a portion of annual incentive at a discount. Shares cliff-vest after two years.	• Promote stock ownership • Align the interests of executives with shareholders • Provide retention
Restricted Stock Awards and Units ("RSA" and "RSU")	Executives and officers at the level of vice president and above are awarded restricted stock, which typically vest over three or five years.	• Promote stock ownership • Align the interests of executives with shareholders • Provide retention
Stock Options
Executives and officers at the level of Vice President and above are awarded options to purchase shares of common stock at fixed prices, which typically vest over five years. The Company did not grant any options to its named executive officers in 2017.
• Promote stock ownership • Align the interests of executives with shareholders • Provide retention
Retirement and Other Benefits	Qualified and non-qualified deferred compensation plans, defined contribution retirement plans, supplemental executive retirement plans (grandfathered plan) and other benefits.	• Provide retention • Maintain competitiveness • Financial security
Change in Control Agreements	Severance benefits in the event of a termination of employment in connection with a change in control.	• Provide retention • Maintain competitiveness

Emphasis on "At Risk"/Performance-Based Pay
For 2017, 44% of our CEO’s compensation and 36% of our executives' compensation (i.e., base salary, annual short-term incentives and long-term incentives) was “at risk” compensation directly contingent on performance, compared to 45% and 36%, respectively, for the Company's peer group. Actual annual bonuses and long-term incentive awards are subject to the achievement of pre-established performance targets and designed to link directly to shareholder value. Base salary and other fixed elements of compensation are essential to any compensation program and relevant to the recruitment and retention of top talent. However, we believe that “at risk” compensation for our most senior executives should be a significant portion of their pay mix. Our 2017 compensation reflects this philosophy. The following charts illustrate the 2017 pay mix for our CEO and the average of executive vice presidents compared to peers:

Base Salaries
Base salaries are an essential recruitment and retention tool and balance the need to attract and retain talented executives with the cost to our Company and the impact on shareholder value. Base salaries are set at a level that is competitive and appropriate for our market. Base salaries, which are based on an executive’s expected performance against specific job criteria for the current period, are viewed in the context of “total compensation.” We meet these objectives by offering competitive base salaries with periodic adjustments based on peer-group market analysis and a comprehensive employee benefit package, in addition to the other elements of executive compensation described herein.

2017 Compensation of the CEO — The CEO's base salary is reviewed annually by the Committee in light of (1) overall Company performance; (2) individual performance against written goals and objectives; and (3) a comparison to the compensation of CEOs in other similar companies of comparable size and performance characteristics prepared by the Company's independent compensation consultant. Effective February 18, 2017, Mr. Dufour’s base salary was increased from $485,000 to $585,000 (reflecting a 21% increase) to bring his base salary closer to the 50th percentile of the market and as a result of achieving several financial, strategic, community and shareholder related objectives in 2016. Major accomplishment in 2016 included record net income, successful post-integration efforts of SBM Financial, Inc., the parent company of The Bank of Maine, including achievement of the financial objectives of the acquisition and reaching record setting market capitalization during the year.

2017 Compensation of Other Named Executive Officers — All other named executive officers’ base salaries are reviewed annually and recommendations are made to the Committee by the CEO. The 2017 salary increases ranged from 3% to 15%, effective February 18, 2017, based on (1) overall Company performance; (2) each executive officer's performance against written goals and objectives; (3) increase in areas of responsibility; and (4) a comparison to the compensation of comparable executive officers in other companies of similar size and performance characteristics to meet the 50th percentile of market.

2018 Compensation — Salary increases made in 2018 are provided as referenced below and are in line with ongoing merit and market increases.

Name	Position	Base Salary Effective 2/18/17	2017 Base Salary Increase	Base Salary Effective 2/18/18	2018 Base Salary Increase
Gregory A. Dufour	President & CEO	$585,000	21%	$600,000	3%
Deborah A. Jordan	EVP, COO & CFO	354,000	14%	372,000	5%
Joanne T. Campbell	EVP, Risk Management	230,000	13%	242,000	5%
Edmund M. Hayden III	EVP, Chief Credit Officer	226,000	3%	233,000	3%
Timothy P. Nightingale	EVP, Senior Loan Officer	265,000	15%	300,000	13%

Annual Executive Incentive Plan
The Executive Incentive Plan ("EIP") is intended to motivate executives to reach or exceed the annual fiscal targets set in the Company's strategic and operating plans, as well as to achieve individual performance goals. The named executive officers, as well as others selected by the Committee and approved by the Board, were eligible to participate in the EIP in 2017. The EIP has been a successful program in motivating and rewarding achievement of short-term goals and has proven to be an effective recruitment and retention tool for top executives.

The annual EIP for the named executive officers, and other selected members of management, is tied specifically to the achievement of the Company’s annual budget goal as defined as net income before taxes (“NIBT”). The annual budget is prepared by management and approved by the Board. In establishing the annual budget goals for the year, factors considered include the current operating environment (economic, interest rate, regulatory and local), as well as the Company’s strategic plan initiatives. Key financial ratios (return on assets, return on equity, earnings growth, asset quality and capital ratios) are reviewed against the prior year's performance, peer group and shareholder expectations.

Each named executive officer has a target incentive opportunity (defined as a percentage of salary) based on the position he or she holds, and the impact of the position on overall Company results. The targeted percentages and range of payouts based on performance are reviewed annually by the Committee and may be adjusted to reflect market practice or changes in role. Below are the target opportunities for each named executive officer:

2017 EIP Opportunity		Incentive Opportunity as % of Base Salary
Name	Position	Threshold (20% of Target)	Target	Maximum (200% of Target)
Gregory A. Dufour	President & CEO	8%	40%	80%
Deborah A. Jordan	EVP, COO & CFO	7%	35%	70%
Joanne T. Campbell	EVP, Risk Management	6%	30%	60%
Edmund M. Hayden III	EVP, Chief Credit Officer	6%	30%	60%
Timothy P. Nightingale	EVP, Senior Loan Officer	6%	30%	60%

Each participant's recommended payout is calculated based on the Company's financial results as compared to budget. Each participant receives 60% of the eligible incentive opportunity (as determined based on the table above) based on the Company's performance relative to NIBT and the remaining 40% is awarded based on individual strategic and financial performance goals. The Committee approves all payouts under the EIP and reports the same to the Board.

During 2017, there were 11 participants in the EIP, including the named executive officers. Discussion relative to the Company’s performance, as well as performance against individual goals, take place quarterly between each executive and his or her manager, and between the CEO and the Board. Communication at these regular intervals ensures that executives are aware of the Company's and their current levels of performance and are motivated to meet or exceed established goals.

2017 EIP Performance Awards — Actual NIBT of $62.4 million was 2% above target NIBT of $61.4 million for the year ended December 31, 2017 and resulted in a payout of 102% of target. Although the additional income tax expense of $14.3 million recorded in 2017 as the result of the Tax Act did not impact NIBT, the Committee evaluated the impact to the Company and determined that this one-time event would not be an adjusting factor. The Committee also considered the strategic and financial achievements described in the "Executive Summary" on page 20, as well as each individual's performance in determining the resulting payout. Based upon Company and individual performance, the payout for each named executive under the 2017 EIP was 102% of target. In February 2018, the Board accepted the recommendation of the Committee to award incentives under the EIP to executive officers in the amounts set forth below:

2017 EIP Performance Award		Incentive Opportunity as % of Base Salary		2017 Incentive
Name	Position	Target(1)	2017 Maximum(2)	EIP Payment(3)	As a % of Year End 2017 Base Salary(3)
Gregory A. Dufour	President & CEO	40%	48%	$273,000	47%
Deborah A. Jordan	EVP, COO & CFO	35%	42%	145,000	41%
Joanne T. Campbell	EVP, Risk Management	30%	36%	81,000	35%
Edmund M. Hayden III	EVP, Chief Credit Officer	30%	36%	81,000	36%
Timothy P. Nightingale	EVP, Senior Loan Officer	30%	36%	93,000	35%

(1)	Incentive opportunity for 2017 ranged from 0% to 200% of target depending on Company and individual performance.

(2)	Represents the maximum incentive payout based upon the Company's 2017 performance to budget (i.e. 120% of target).

(3)
The EIP Payment is calculated using actual earned salary for 2017 and the payout was rounded down to the nearest thousand. 20% of each payment is applied to purchase shares under the Management Stock Purchase Plan ("MSPP").

Management Stock Purchase Plan ("MSPP") — The MSPP, which is a sub-plan of the 2012 Equity and Incentive Plan, is available to employees at the level of vice president and above. This equity incentive compensation plan is designed to provide an opportunity for participants to receive restricted shares of our Company’s common stock in lieu of a portion of their annual cash incentive payments and to align employee and shareholder interests. Participants may elect to participate on a voluntary basis at either 10% or 20% of their annual cash bonus. The CEO and other named executive officers are required under this plan to participate at the 20% level when bonuses are administered. Restricted shares are granted at a discount of one-third of the fair market value of the stock on the date of the grant, and fully vest two years after the grant date if the participant remains employed at the Company for such period. If a participant terminates employment for reasons other than retirement prior to the vesting date, he or she forfeits the unvested shares and is reimbursed for the lesser of the amount originally used to purchase the restricted shares, or the current fair value of the shares on the date of termination. As with the other equity compensation programs, this program encourages investment in our Company and serves as a retention and recruitment tool. On February 28, 2017, each of the named executive officers applied 20% of his or her bonus under the 2016 EIP to purchase shares, resulting in a total of 2,742 shares purchased under the MSPP at a price of $28.31 per share (a discount of $14.15 per share).

		2017 MSPP Stock Awards
Name	Position	Number of Shares	Vesting Period
Gregory A. Dufour	President & CEO	1,087	2 Years
Deborah A. Jordan	EVP, COO & CFO	600	2 Years
Joanne T. Campbell	EVP, Risk Management	335	2 Years
Edmund M. Hayden III	EVP, Chief Credit Officer	353	2 Years
Timothy P. Nightingale	EVP, Senior Loan Officer	367	2 Years

Long-Term Incentive Plan
Awards made under the long-term incentive plan ("LTIP") are used to achieve multiple goals: (1) rewarding performance of predefined three-year performance goals, (2) aligning executive incentive compensation with increases in shareholder value; and (3) using equity compensation with multi-year vesting schedules to retain key employees.

The target award level for each named executive officer is established based upon the executive officer’s level of responsibility in the Company and market practice. At the time of granting the awards, the Committee sets the award amount for each participant at a level to provide competitive long-term compensation. Half (50%) of the target award is issued as performance shares, with cliff-vesting at the end of the three-year period based upon performance, while the other half (50%) of the target award is issued as time-based restricted stock vesting pro rata over the three-year period.

2017 – 2019 LTIP Design and Awards — The 2017 – 2019 LTIP consists of time-based equity awards in the form of restricted stock awards (50%) and performance-based equity awards in the form of performance shares (50%). This is designed to bolster retention while maintaining alignment with Company performance and creates a balanced program of time- and performance-based equity.

Each named executive officer has a predetermined “target award,” which is reflected as a percentage of his or her base salary at the beginning of the three-year period, determined based on competitive market for each role. Restricted stock awards vest one-third each year over a three-year vesting period. Performance-based equity awards (performance shares) cliff-vest at the end of each three-year performance period, if the performance measure(s) and trigger(s) are met. Participants will receive an award in accordance with the performance level achieved, paid in Company shares. The grants awarded in 2017 for the 2017 – 2019 LTIP are summarized below and reported in our “Grants of Plan-Based Awards" on page 37:

2017 – 2019 LTIP Grant
	Grant as % of Salary	Total Value	Time-Based Shares Value(1)(2)	Performance Shares Value(1)(3)
Gregory A. Dufour, President & CEO	40%	$233,938	$116,969	$116,969
Deborah A. Jordan, EVP, COO & CFO	30%	106,192	53,096	53,096
Joanne T. Campbell, EVP, Risk Management	25%	57,450	28,725	28,725
Edmund M. Hayden III, EVP, Chief Credit Officer	25%	56,484	28,242	28,242
Timothy P. Nightingale, EVP, Senior Loan Officer	25%	66,248	33,124	33,124

(1)	The number of shares granted was determined by taking the total value and dividing by the January 3, 2017 closing share price of $43.99.

(2)
The restricted stock awards vest over a three-year period. The restricted stock issued to the named executive officers on January 3, 2017 amounted to: 2,659 shares for Mr. Dufour; 1,207 shares for Ms. Jordan; 653 shares for Ms. Campbell; 642 shares for Mr. Hayden; and 753 shares for Mr. Nightingale.

(3)
The performance shares are tied to performance goals set at the beginning of the three-year performance period. The actual shares earned at the end of the three-year period will range from 0% to 200% of the target depending upon the Company's actual performance against the three-year performance metrics. The value presented assumes achieve of target.

The Committee designed the LTIP, or performance share plan, to include one trigger and two performance measures, with the reward being based on a sliding performance scale. In order to activate the plan, the trigger of non-performing assets excluding performing restructured loans (“Adjusted NPA”) to total assets must not to exceed 1.75%. The two performance measures selected for the LTIP are: (1) return on average tangible common equity (“ROATCE”) in 2019 and (2) diluted earnings per share (“EPS”) in 2019, each assigned a 50% weighting. The Committee set performance metrics for the 2017 – 2019 LTIP that focused on financial ratios and measures that were meaningful to shareholders. The performance metrics selected were based upon review of performance metrics used by banks in the Company’s proxy peer group. In addition, the LTIP performance measures are subject to adjustment in the event of a merger or acquisition.

2015 – 2017 Plan Performance Share Results — The table below shows the performance metrics used by the Committee at the end of 2017 to determine the awards for the 2015 – 2017 Plan. In order to receive awards, two performance triggers must be met. Once the performance triggers are met, the actual award is based on two performance metrics, weighted equally, as show below. For the 2015 – 2017 performance period, the two performance triggers were achieved and the payout related to ROATCE and diluted EPS resulted in a payout of 165% as summarized in the table below:

	Weighting	Target Level	Actual End of Year 3	% of Target
Performance Triggers
Adjusted NPA(1)		Less than 1.75%	0.38%	Achieved
Efficiency ratio		Less than 63.85%	57.05%	Achieved
Performance Metrics
Return on average tangible common equity(2)	50%	13.50%	14.35%	157%
Diluted earnings per share(2)	50%	$2.53	$2.73	174%
Performance Level
Expected payout as a % of target incentive				165%
Recorded compensation expense				$697,000

(1)	Adjusted to exclude performing restructured loans.

(2)	Excludes additional income tax expense of $14.3 million recorded upon enactment of the Tax Act.

Performance Shares Vested under 2015 – 2017 LTIP
Name	Position	2015 – 2017 Plan at 165% of Target(1)
Gregory A. Dufour	President & CEO	11,635
Deborah A. Jordan	EVP, COO & CFO	5,311
Joanne T. Campbell	EVP, Risk Management	3,161
Edmund M. Hayden III	EVP, Chief Credit Officer	2,317
Timothy P. Nightingale	EVP, Senior Loan Officer	3,564

(1)	Represents the shares vested under the 2015 – 2017 Plan, which the Board approved in February 2018.

Retirement and Other Benefits
We offer a qualified deferred compensation plan and a non-qualified executive deferred compensation plan to provide our employees tax-advantaged savings vehicles. The plans enhance our ability to attract and retain key employees by providing a comprehensive total rewards package. Discretionary matching contributions are provided to participants in both the qualified and non-qualified plans in an effort to encourage employees to save for retirement.

Camden National Corporation 401(k) Plan and Profit Sharing Contributions — All employees, including our named executive officers, are eligible to participate in the qualified deferred compensation plan, referred to as the Camden National Corporation 401(k) Plan. Participants may contribute pre- and post-tax savings contributions to the 401(k) Plan up to the maximum allowed by federal tax laws. The Company currently makes safe harbor matching contributions of up to 4% of an employee’s eligible compensation, and additional profit sharing contributions (at the discretion of the Board). For 2017, the profit sharing contribution was 3% of an employee’s eligible compensation, up to applicable IRS limits. Employee deferrals and matching contributions are immediately vested. Profit sharing contributions have a graduated six-year vesting schedule and once a participant has six years of service, contributions are 100% vested.

Executive Deferred Compensation Plan ("EDCP") — We maintain a non-qualified deferred compensation plan, referred to as the Executive Deferred Compensation Plan, under which certain eligible employees who have otherwise exceeded annual IRS limitations for elective deferrals can continue to contribute to their retirement savings. This program is available to current participants in the EIP, including the CEO and the other named executive officers. The EDCP allows for employer discretionary and/or supplemental contributions, with the intent to make contributions equal to what the executive could have earned under the 401(k) match and profit sharing on the amounts deferred, beyond the IRS limitations on annual compensation under qualified plans. The Company allows participants to direct the investment of funds deferred and the investment choices are similar to those available in the 401(k) Plan. The EDCP is a cost effective way to provide another incentive for executives to stay with the Company over the long-term. In 2017, four named executive officer elected to defer amounts under the EDCP. The Company provided a supplemental contribution in 2017 for $16,208 for Mr. Dufour, $7,027 for Ms. Jordan, $4,654 for Mr. Hayden and $2,529 for Mr. Nightingale. Refer to page 43 for further details.

Retiree Medical — Full time employees qualify if they will be age 55 or older at time of retirement, have at least 20 years of service at time of retirement, and either reached age 50 or attained 15 years of service on or before December 31, 2013.

Supplemental Executive Retirement Plan ("SERP") and Defined Contribution Retirement Plan ("DCRP") — The Committee recognizes the importance of financial security upon retirement and has in place two programs to assist executive officers in planning for retirement. The plans and programs in place help ensure that the named executive officers are focused on the Company’s financial well-being over the long-term. Income replacement at retirement is largely dependent on participation in the 401(k) Plan, the EDCP and the performance of these programs. It may be augmented with participation in the SERP and/or participation in the DCRP as described below. Effective January 1, 2008, the DCRP replaced the SERP for new executives.

We provided nonqualified, noncontributory, defined-benefit SERPs for certain highly compensated officers prior to 2008. Mr. Dufour and Ms. Campbell are the only active employees that have SERP agreements. The SERP was designed to make up the shortfall (when compared to a non-highly compensated employee) in replacing income at retirement due to IRS compensation and benefit limits under the 401(k) Plan and Social Security. With a SERP in place, participants should be able to replace 65% to 75% of their final average compensation. Page 44 provides detailed discussion of the SERP benefits provided to named executive officers.

The DCRP is an unfunded deferred compensation plan. Messrs. Nightingale and Hayden and Ms. Jordan are participants in the DCRP. Annually, on or about March 15th, an amount equal to 10% of each participant’s annual base salary and cash incentives for the prior year are “credited” to an account administered by the Company in “Deferred Stock Units” based on the price of Company stock on the day of the award. Vesting occurs ratably from the date of participation in the Plan until the participant turns 65. Upon retirement or termination, the account is paid out in shares of Company stock, less the equivalent number of shares withheld for the payment of taxes. The DCRP provides participants the option to receive a lump sum stock distribution or to receive annual stock distributions in installments of either 5, 10, or 15 years.

Other Compensation and Benefits
The CEO is provided with a Company vehicle to use for business purposes, due to business travel expectations of the position, as well as the importance of his visibility in the community. The total amount of this item is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Employment and Change in Control Agreements
The Company does not currently have any employment agreements with its named executive officers. The Company has entered into change in control ("CIC") agreements with each named executive officer.

Additional details regarding the CIC agreements can be found in the narrative following the Pension Benefits table, and amounts that may be due to the named executive officers under these agreements are described and quantified in the section titled “Potential Payments Upon Termination or Change in Control” on page 46.

Stock Practice and Policy
Stock Ownership Guidelines — The Company has established stock ownership guidelines for the named executive officers, and stock must be owned outright to count toward meeting this requirement. Mr. Dufour has met the requirement that he own four times his January 2009 annual base salary in Company stock by January 1, 2019. To meet the ownership requirements for their respective positions, other named executive officers must own one times their applicable initial base salary in Company stock after five years, and two times their applicable initial base salary after ten years.

The following table shows the named executive officer's stock ownership relative to the guidelines as of December 31, 2017.

Name	Guideline (Multiple of Salary)	Status
Gregory A. Dufour	4 times January 2009 Base Salary by January 2019 ($1,100,000)	Meets Requirement
Deborah A. Jordan	2 times October 2008 Base Salary by October 2018 ($350,000)	Meets Requirement
Joanne T. Campbell	2 times January 2008 Base Salary by January 2018 ($250,000)	Meets Requirement
Edmund M. Hayden, III	1 times October 2015 Base Salary by October 2020 ($220,000) and 2 times Base Salary by October 2025 ($440,000)	Does Not Meet Requirement - New to Company in 2015 (at 92% of Guideline)
Timothy P. Nightingale	2 times January 2009 Base Salary by January 2019 ($330,000)	Meets Requirement

Timing of Equity Grants — Equity awards, such as stock options and restricted stock, are granted under the 2012 Equity and Incentive Plan, the MSPP, the LTIP, and the DCRP. The Company traditionally has granted restricted stock in the first quarter of each fiscal year to reward performance for the prior year. Incentive stock options are typically granted as a condition of employment at time of hire with prior Board approval. Annually, at the discretion of the CEO, top performing officers may be granted incentive stock options or restricted stock in recognition of their commitment to the organization and to provide such officers with a means of obtaining ownership in the Company. Restricted stock is granted by way of recommendations put forth by the CEO to the Committee and is granted in the first quarter of a fiscal year to high performing individuals for achieving exemplary results related to the Company’s strategic initiatives. Equity grants under the LTIP occur annually in the first quarter of a fiscal year dependent on the results of the individual three-year plan performance metrics and target level achieved. Participants in the DCRP have an account administered by the Company that is credited with “Deferred Stock Units” annually, on or about March 15, with 10% of each participant’s annual base salary and cash incentives for the prior year. In addition, employees at the vice president level and above have the opportunity to participate in the MSPP annually to purchase company stock at a reduced rate. Under the MSPP, the stock is granted as restricted stock and individuals may elect to use 10%

or 20% of bonus dollars to purchase Company stock that vests over a two year period. The CEO and other named executive officers are required under this plan to participate at the 20% level when bonuses are administered.

Claw-back Policy — If the Company is required to prepare an accounting restatement due to material noncompliance with reporting requirements, the Committee may recover from any current or former executive officer who was paid during the three years preceding to the extent the compensation exceeds the compensation that would have been paid based on the restated financials.

Anti-Hedging and Pledging Restriction Policy — The Company has adopted a policy to prevent insider trading that, among other things, prohibits any director or officer from engaging in any hedging transactions (which includes short sale transactions, purchases of Company common stock on margin, and buying or selling any puts, calls or other derivative transactions that have the effect of reducing the economic exposure to the shares of common stock). In addition, directors and officers are discouraged from pledging Company common stock as collateral for a loan however exceptions to this pledging limitation may be granted, if good cause is shown.

Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers and certain other individuals. While the Committee considers tax deductibility as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes. The exemption from Section 162(m)'s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the Committee's efforts to structure certain performance-based awards in a manner intended to be exempt from Section 162(m), and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the performance-based compensation exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs. The Committee believes that shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

Tabular Disclosures Regarding Named Executive Officers
The following table summarizes compensation earned in the last three fiscal years by our principal executive officer, principal financial officer, and the three other most highly compensated executive officers (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total
Gregory A. Dufour President and CEO	2017	$569,615	$315,797	$218,421	$887,949	$48,241	$2,040,023
	2016	481,154	240,160	123,227	554,427	45,045	1,444,013
	2015	453,846	421,135	232,400	596,720	23,707	1,727,808
Deborah A. Jordan EVP, COO and CFO	2017	347,231	188,704	116,011	21,768	32,255	705,969
	2016	305,385	161,981	68,014	3,175	28,985	567,540
	2015	279,423	264,714	125,200	86	20,050	689,473
Joanne T. Campbell EVP, Risk Management	2017	226,000	81,717	64,820	286,379	22,538	681,454
	2016	203,387	65,179	38,016	193,149	22,208	521,939
	2015	198,473	135,695	68,600	239,515	18,623	660,906
Edmund M. Hayden III EVP, Chief Credit Officer	2017	225,077	107,712	64,820	6,808	25,018	429,435
	2016	220,000	75,957	40,007	—	13,074	349,038
	2015	42,519	5,374	67,078	—	1,701	116,672
Timothy P. Nightingale EVP, Senior Loan Officer	2017	259,769	122,336	74,404	15,968	25,437	497,914
	2016	230,154	105,730	41,610	3,337	25,078	405,909
	2015	224,654	178,697	80,000	—	19,813	503,164

(1)	The following table describes each component of the “Stock Awards” column in the Summary Compensation Table for 2017:

	Stock Awards
Name	LTIP	MSPP	Restricted Shares	DCRP	Total
Gregory A. Dufour	$116,969	$81,859	$116,969	$—	$315,797
Deborah A. Jordan	53,096	43,478	53,096	39,034	188,704
Joanne T. Campbell	28,725	24,267	28,725	—	81,717
Edmund M. Hayden III	28,242	24,267	28,242	26,961	107,712
Timothy P. Nightingale	33,124	27,890	33,124	28,198	122,336

The values reflected in the LTIP column do not necessarily represent a realized financial benefit for the named executive officer because the performance shares may not yet have been earned. In addition, the financial benefit, if any, that may be realized will depend on the future share price at such time, if ever, that the performance shares are earned. For purposes of valuing the performance shares under the LTIP, the Company assumes achievement at the target level of performance and the value provided represents the grant date fair value of the target number of shares of stock under the 2017 – 2019 LTIP for each named executive officer, determined based on the closing market price of our stock on the date of grant and determined in accordance with ASC Topic 718. The potential maximum payout for the 2017 – 2019 LTIP performance period at the superior performance level for each named executive officer amounts to: $233,983 for Mr. Dufour; $106,192 for Ms. Jordan; $57,495 for Ms. Campbell; $56,483 for Mr. Hayden; and $66,249 for Mr. Nightingale.

The values in the MSPP column reflect: (1) 20% of the 2017 EIP for each named executive officer applied to purchase shares in March 2018 and (2) the estimated aggregate grant date fair value of stock awards associated with the one-third discount ($14.04 discount assuming a market price of $42.13 at December 29, 2017, the last business day of the calendar year). For a more complete description of the stock awards, see “Compensation Discussion and Analysis.”

The value reflected in the Restricted Shares column reflects the grant date fair value of restricted stock awards for 2017, as determined in accordance with ASC Topic 718. Awards were issued on January 3, 2017 based on a stock price of $43.99.

The values reflected in the DCRP column reflects the aggregate grant date fair value of stock awards for 2017 and determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations of the stock award, refer to Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2017. For a more complete description of the stock awards, see “Compensation Discussion and Analysis.”

(2)
Represents the amounts earned under the EIP for 2017, which the Company paid in February 2018, less 20% of the incentive applied to acquire shares under the MSPP and reported in the "Stock Awards" column. See “Annual Executive Incentive Plan” beginning on page 30 for a discussion of how these amounts were determined under this plan.

(3)
The amounts in this column reflect the changes in value of the Company’s SERP maintained for Mr. Dufour and Ms. Campbell, as well as the changes in value of the EDCP for Mr. Dufour, Ms. Jordan, Ms. Campbell, Mr. Hayden and Mr. Nightingale, to the extent the change in value for the fiscal year was accretive to the participant. In 2015, the change in EDCP value for Mr. Dufour, Ms. Campbell and Mr. Nightingale was negative $298, $656 and $440, respectively. Refer to Note 16 to the Company's audited financial statements for the fiscal year ended December 31, 2017 for further discussion on the Company's SERP. No named executive officers participated in our received preferential or above-market earnings on deferred compensation.

(4)
The amounts in this column and detailed below for 2017 include (i) 401(k) matching contributions by the Company, (ii) a 3% profit sharing allocation under the Company’s Retirement Savings Plan, (iii) Company contribution to participants of the Executive Deferred Compensation Plan, (iv) dividends paid on unvested stock awards and (v) vehicle personal use benefit value.

	Employer Contribution
Name	401(k) and Profit Sharing	Nonqualified Plan	Dividend	Vehicle	Total
Gregory A. Dufour	$18,900	$16,208	$11,649	$1,484	$48,241
Deborah A. Jordan	18,900	7,027	6,328	—	32,255
Joanne T. Campbell	18,900	—	3,638	—	22,538
Edmund M. Hayden III	18,900	4,654	1,464	—	25,018
Timothy P. Nightingale	18,900	2,529	4,008	—	25,437

GRANTS OF PLAN-BASED AWARDS TABLE

The following table summarizes cash and stock grants made during 2017 to the named executive officers listed in the Summary Compensation Table:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Plan	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory A. Dufour	EIP	1/2/17	$45,569	$227,846	$455,692	—	—	—	—		—	$—	$—
	LTIP	1/2/17	—	—	—	1,329	2,659	5,319	—		—	—	116,969
	MSPP	2/28/17	—	—	—	—	—	—	1,087	(4)	—	—	14,696
	Restricted Shares	1/3/17	—	—	—	—	—	—	2,659	(6)	—	—	116,969
Deborah A. Jordan	EIP	1/2/17	24,306	121,531	243,062	—	—	—	—		—	—	—
	LTIP	1/2/17	—	—	—	603	1,207	2,414	—		—	—	53,096
	MSPP	2/28/17	—	—	—	—	—	—	600	(4)	—	—	8,112
	DCRP	3/15/17	—	—	—	—	—	—	915	(5)	—	—	39,034
	Restricted Shares	1/3/17	—	—	—	—	—	—	1,207	(6)	—	—	53,096
Joanne T. Campbell	EIP	1/2/17	13,560	67,800	135,600	—	—	—	—		—	—	—
	LTIP	1/2/17	—	—	—	326	653	1,307	—		—	—	28,725
	MSPP	2/28/17	—	—	—	—	—	—	335	(4)	—	—	4,529
	Restricted Shares	1/3/17	—	—	—	—	—	—	653	(6)	—	—	28,725
Edmund M. Hayden III	EIP	1/2/17	13,505	67,523	135,046	—	—	—	—		—	—	—
	LTIP	1/2/17	—	—	—	321	642	1,284	—		—	—	28,242
	MSPP	2/28/17	—	—	—	—	—	—	353	(4)	—	—	4,773
	DCRP	3/15/17	—	—	—	—	—	—	632	(5)	—	—	26,961
	Restricted Shares	1/3/17	—	—	—	—	—	—	642	(6)	—	—	28,242
Timothy P. Nightingale	EIP	1/2/17	15,586	77,931	155,862	—	—	—	—		—	—	—
	LTIP	1/2/17	—	—	—	376	753	1,506	—		—	—	33,124
	MSPP	2/28/17	—	—	—	—	—	—	367	(4)	—	—	4,962
	DCRP	3/15/17	—	—	—	—	—	—	661	(5)	—	—	28,198
	Restricted Shares	1/3/17	—	—	—	—	—	—	753	(6)	—	—	33,124

(1)
Amounts represent the range of possible incentive payouts under the 2017 EIP. The actual amounts earned in 2017 and paid out in 2018, net of MSPP, are reflected in the Summary Compensation Table on page 36 and were as follows:

	Actual Payout Under Non-Equity Incentive Plans for Fiscal Year 2017
Name	EIP	EIP, net of MSPP
Gregory A. Dufour	$273,000	$218,421
Deborah A. Jordan	145,000	116,011
Joanne T. Campbell	81,000	64,820
Edmund M. Hayden III	81,000	64,820
Timothy P. Nightingale	93,000	74,404

(2)
Amounts represent the range of shares that may be released at the end of the three-year performance applicable to the 2017 – 2019 LTIP. Total long-term incentive award opportunities as a percentage of salary for each named executive officer are described in “Compensation Discussion and Analysis.” The number of shares was based on the percentage of base salary effective February 18, 2017 and a market price of $43.99 on January 3, 2017, the first business day of the 2017 – 2019 LTIP.

(3)
The values reported for the MSPP, DCRP and Restricted Shares reflect the aggregate grant date fair value of stock awards for 2017 and determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations of these stock award amounts, refer to Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2017.

The values reflected in the LTIP column do not necessarily represent a realized financial benefit for the named executive officer because the performance shares may not yet have been earned. In addition, the financial benefit, if any, that may be realized will depend on the future share price at such time, if ever, that the performance shares are earned. For purposes of valuing the performance shares under the LTIP, the Company assumes achievement at the target level of performance and the value provided represents the grant date fair value of the target number of shares of stock under the 2017 – 2019 LTIP for each named executive officer, determined based on the closing market price of our stock on the date of grant and determined in accordance with ASC Topic 718.

For a more complete description of the stock awards, see “Compensation Discussion and Analysis” starting on page 20.

(4)
Amount reflects 20% of 2016 EIP bonus used to purchase restricted shares on February 28, 2017 under the MSPP at $28.31 per share, a discount of one-third of the closing market price of $42.46 on the date of the grant. These shares will cliff vest two years after the grant date.

(5)
Amount reflects 10% of each participant’s annual base salary and cash incentives for the prior year in deferred stock units. Vesting occurs ratably from the date of participation in the DCRP until the participant turns 65.

(6)
Amount reflects restricted stock award issued on January 3, 2017 based on a market price of $43.99 which vest ratably over a three year period. Refer to discussion on "2017 – 2019 LTIP Grant" on page 31 for additional details of the grant.

In 2018, there were cash incentive payouts and participation in the MSPP for the 2017 EIP and they are reflected in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation and Stock Award columns. The EIP and MSPP plans are described in detail under the heading “Annual Executive Incentive Plan” on page 30.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes certain information with respect to all unvested performance-based and time-based restricted stock awards held by the named executive officers at December 31, 2017.

			Stock Awards
Name	Grant Date	Plan	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested(1) ($)
Gregory A. Dufour	2/23/2016	MSPP(2)	3,429	$144,464	—	$—
	2/28/2017	MSPP(2)	1,087	45,795	—	—
	11/11/2015	Restricted Shares(3)	1,726	72,716	—	—
	1/4/2016	Restricted Shares(3)	2,240	94,371	—	—
	1/3/2017	Restricted Shares(3)	2,659	112,024	—	—
	1/2/2015	LTIP(4)	11,635	490,183	—	—
	1/4/2016	LTIP(5)	—	—	3,360	141,557
	1/3/2017	LTIP(5)	—	—	2,659	112,024
			22,776	$959,553	6,019	$253,581
Deborah A. Jordan	2/23/2016	MSPP(2)	1,846	$77,772	—	$—
	2/28/2017	MSPP(2)	600	25,278	—	—
	11/11/2015	Restricted Shares(3)	1,152	48,534	—	—
	1/4/2016	Restricted Shares(3)	1,072	45,163	—	—
	1/3/2017	Restricted Shares(3)	1,207	50,851	—	—
	Various	DCRP(6)	6,038	254,381
	1/2/2015	LTIP(4)	5,311	223,752	—	—
	1/4/2016	LTIP(5)	—	—	1,610	67,829
	1/3/2017	LTIP(5)	—	—	1,207	50,851
			17,226	$725,731	2,817	$118,680
Joanne T. Campbell	2/23/2016	MSPP(2)	1,011	$42,593	—	$—
	2/28/2017	MSPP(2)	335	14,114	—	—
	11/11/2015	Restricted Shares(3)	691	29,112	—	—
	1/4/2016	Restricted Shares(3)	587	24,730	—	—
	1/3/2017	Restricted Shares(3)	653	27,511	—	—
	1/2/2015	LTIP(4)	3,161	133,173	—	—
	1/4/2016	LTIP(5)	—	—	883	37,201
	1/3/2017	LTIP(5)	—	—	653	27,511
			6,438	$271,233	1,536	$64,712

			Stock Awards
Name	Grant Date	Plan	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested(1) ($)
Edmund M. Hayden III	2/23/2016	MSPP(2)	211	$8,889	—	$—
	2/28/2017	MSPP(2)	353	14,872	—	—
	1/4/2016	DCRP(6)	634	26,710	—	—
	1/3/2017	Restricted Shares(3)	642	27,047	—	—
	Various	DCRP(6)	512	21,571	—	—
	1/2/2015	LTIP(4)	2,317	97,615	—	—
	1/4/2016	LTIP(5)	—	—	952	40,108
	1/3/2017	LTIP(5)	—	—	642	27,047
			4,669	$196,704	1,594	$67,155
Timothy P. Nightingale	2/23/2016	MSPP(2)	1,180	$49,713	—	$—
	2/28/2017	MSPP(2)	367	15,462	—	—
	11/11/2015	Restricted Shares(3)	691	29,112	—	—
	1/4/2016	Restricted Shares(3)	666	28,059	—	—
	1/3/2017	Restricted Shares(3)	753	31,724	—	—
	Various	DCRP(6)	3,498	147,371
	1/2/2015	LTIP(4)	3,564	150,151	—	—
	1/4/2016	LTIP(5)	—	—	1,000	42,130
	1/3/2017	LTIP(5)	—	—	753	31,724
			10,719	$451,592	1,753	$73,854

(1)	Based on the Company's closing share price of $42.13 at December 29, 2017, the last business day.

(2)	These shares cliff-vest two years from the grant date.

(3)	Represents restricted stock awards that vest ratably over a three-year period.

(4)	Represents shares awarded on February 27, 2018 under the 2015 – 2017 LTIP based on actual performance for the plan period.

(5)
Represents shares that may be released at the end of each applicable three-year performance period. These amounts do not necessarily represent a realized financial benefit for the named executive officers because the performance shares have not necessarily been earned. The target performance level has been used to determine the number of shares for the 2016 – 2018 LTIP and 2017 – 2019 LTIP.

(6)	Stock units awarded under the DCRP with vesting ratably from the date of participation in the DCRP until the participant turns 65.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table summarizes the number of shares acquired and the dollar amounts realized by the named executive officers during 2017 upon the exercise of stock options and vesting of shares of restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(4) ($)
Gregory A. Dufour	—	—	16,978	$600,827
Deborah A. Jordan	—	—	7,528	251,819
Joanne T. Campbell	—	—	5,089	171,651
Edmund M. Hayden III	—	—	1,838	78,852
Timothy P. Nightingale	—	—	6,945	247,079

(1)
Represents the aggregate number of shares acquired upon exercise of vested options without taking into account any shares that may have been surrendered or withheld to cover the option exercise price or applicable tax obligations.

(2)
The “value realized” is the aggregate number of shares acquired upon exercise of vested options multiplied by the difference between the closing market price on the date of exercise and the exercise price.

(3)
Represents the aggregate number of shares acquired under MSPP, LTIP, DCRP and/or general restricted shares upon vesting without taking into account any shares that may have been surrendered or withheld to cover applicable tax obligations.

(4)	The “value realized” represents the shares or units that vested multiplied by the closing market price on the applicable vesting date.

NONQUALIFIED DEFINED CONTRIBUTION TABLE (DCRP)

The following table summarizes contributions to the nonqualified defined contribution retirement plan for each of the named executive officers during 2017.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
Gregory A. Dufour	$—	$—	$—	$—	$—
Deborah A. Jordan	—	39,034	(22,054)	—	430,232
Joanne T. Campbell	—	—	—	—	—
Edmund M. Hayden III	—	26,961	(850)	—	35,979
Timothy P. Nightingale	—	28,198	(23,102)	—	441,017

(1)
Represents the grant date fair value of stock awards issued under the DCRP in 2017 and determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations of these stock award amounts, refer to Note 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2017 For a more complete description of the stock awards, see “Compensation Discussion and Analysis” starting on page 20. Such contributions are also reported as compensation in the Summary Compensation Table on page 36. Prior year contributions included in the Aggregate Balance have also been reported as compensation in the Summary Compensation Table with respect to the fiscal years to which such contributions relate.

(2)
Represents the change in value of vested and unvested DCRP awards issued in the Company's shares at December 31, 2017. The Company's closing share price at December 31, 2016 was $44.45 and at December 31, 2017 was $42.13.

(3)
Represents the value of vested and unvested DCRP awards issued in the Company's shares at December 31, 2017 based on the Company's closing share price at December 31, 2017 of $42.13. For a description of vesting terms and conditions relating to the DCRP, see page 33. The number of vested shares under the DCRP at December 31, 2017 for the named executive officers is as follows:

Name	Vested Shares
Gregory A. Dufour	—
Deborah A. Jordan	4,181
Joanne T. Campbell	—
Edmund M. Hayden III	341
Timothy P. Nightingale	6,982

NONQUALIFIED DEFERRED COMPENSATION TABLE (EDCP)

The Executive Deferred Compensation Plan allows participants to defer up to 100% of salary and/or annual incentive bonus, after payment of FICA/Medicare taxes. In 2017, four named executive officers elected to defer amounts under the EDCP. Deferred amounts are invested at the discretion of the participant in the same investment options as made available under the Company's 401(k) Plan. The Company's obligations with respect to the deferred amounts are payable from its general assets. The assets are at all times subject to the claims of the Company's general creditors.

The following table summarizes the nonqualified deferred compensation for each of the named executive officers during 2017.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Gregory A. Dufour	$65,000	$16,208	$29,353	$—	$243,131
Deborah A. Jordan	54,000	7,027	21,768	—	152,180
Joanne T. Campbell	—	—	8,371	—	86,090
Edmund M. Hayden III	112,539	4,654	6,808	—	124,001
Timothy P. Nightingale	31,900	2,529	15,968	—	104,757

(1)
Reflects deferrals of salary and bonus payments during 2017. Salary amounts are disclosed in the Summary Compensation Table under the year 2017. Bonus amounts are disclosed in the Summary Compensation Table under the year 2017.

(2)
Represents amounts that would have been contributed by the Company under the 401(k) Plan, but for certain IRS limitations. The Company contributions reported above were paid in 2018 for the 2017 fiscal year. Prior disclosure of Company contribution amounts included amounts paid by the Company in the fiscal year for the prior year. As such, contributions for 2016 which were paid in the first quarter of 2017, were $17,600 for Mr. Dufour, $7,051 for Ms. Jordan, and $2,955 for Mr. Nightingale. Contribution amounts paid in 2018 for the 2017 fiscal year are also disclosed in the Summary Compensation Table under All Other Compensation in 2017. Refer to discussion of EDCP under "Retirement and Other Benefits" starting on page 33.

(3)	The table below shows the investment options available for the named executive officers under the EDCP and each fund's annual rate of return for the year ended December 31, 2017.

Investment Option	Year Ended December 31, 2017 Rate of Return
Federated US Treasury Cash Reserves I	0.70%
Vanguard Short-Term Bond Index	1.18%
Dodge & Cox Income	4.36%
Vanguard Total Bond Market Index	3.57%
American Century Inflation Adjusted Bond	3.08%
Templeton Global Bond R6	2.79%
Vanguard Windsor II	16.89%
Vanguard 500 Index Admiral	21.79%
Fidelity Contrafund	32.26%
Fidelity Low-Priced Stock	20.67%
T. Rowe Price Mid-Cap Growth	24.86%
Vanguard Small Cap Index	16.24%
T. Rowe Price New Horizons	31.49%
Artisan International	31.02%
Dodge & Cox International Stock	23.94%
Vanguard Target Retirement 2015	11.50%
Vanguard Target Retirement 2020	14.08%
Vanguard Target Retirement 2025	15.94%
Vanguard Target Retirement 2030	17.52%
Vanguard Target Retirement 2035	19.12%
Vanguard Target Retirement 2040	20.71%
Vanguard Target Retirement 2045	21.42%
Vanguard Target Retirement 2050	21.39%
Vanguard Target Retirement 2055	21.38%
Vanguard Target Retirement Income	8.47%

PENSION BENEFITS TABLE

The following table summarizes the pension benefits for each of the named executive officers during 2017.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Gregory A. Dufour	Supplemental Executive Retirement Program	17	$4,133,739	$—
Deborah A. Jordan	—	—	—	—
Joanne T. Campbell	Supplemental Executive Retirement Program	22	1,678,213	—
Edmund M. Hayden III	—	—	—	—
Timothy P. Nightingale	—	—	—	—

(1)
The amounts in this column reflect the present value of accumulated benefits payable to each of the named executive officers, determined using interest rate and mortality rate assumptions consistent with those used in Note 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2017. The present value is expressed as a lump sum; however, outside of a change in control, the SERP generally does not provide for payment of benefits in a lump sum, but rather payment in the form of an annuity with monthly benefit payments. The present value calculation assumes an annual benefit commencing upon age 62 equal to $445,175, in the case of Mr. Dufour and $143,774, in the case of Ms. Campbell.

Under the SERP, in which Mr. Dufour and Ms. Campbell are participants, an executive is required to have five years of service to be eligible for a vested benefit under the existing SERP. Participants in this SERP may receive upon retirement at age 55 or older, a monthly lifetime benefit (with 15 years guaranteed) that is calculated based on targeting up to 65% of the participant’s average salary and annual incentive bonus for the 36 consecutive months of employment during which the participant’s compensation was the highest, factoring in years of service, and allowing for reductions relative to (i) 50% of the participant’s projected primary Social Security benefits; (ii) the benefit from the portion of the participant’s 401(k) arising from employer contributions plus earnings; (iii) the benefit from the distribution and projected earnings resulting from the termination of the Company’s defined benefit pension plan in 2001; and (iv) the participant’s benefits under any other incentive or retirement plan that may be instituted by the Company or its subsidiaries, excluding deferred compensation, stock options and the annual incentive bonus plan. A total retirement benefit cap of 75% was instituted for participants when years of service exceed 25 years. The SERP provides for a 15-year guaranteed benefit starting at age 65 for vested participants who leave the Company prior to age 55. The SERP refers to the normal retirement age as age 65; however, the plan allows for early retirement at age 55. Mr. Dufour and Ms. Campbell are eligible for early retirement as of December 31, 2017. If the executive retires before age 62, the accrued benefit is reduced by the early commencement factor that starts at 64% at age 55 up to 100% at age 62. Benefits are also reduced for executives who retire with less than 25 years of service.

Change in Control Agreements
The Company entered into CIC agreements with each of the named executive officers as well as other key employees. The agreements may require us to make payments to these individuals in the event of the termination of their employment following a change in control. Many of our executive compensation, benefit, and deferred compensation plans provide the named executive officers with certain rights or the right to receive payments in the event of the termination of their employment.

Under the current CIC agreements, if the executive is terminated by the Company without "cause" (as defined in the CIC agreements) or resigns for "good reason" (as defined in the CIC agreement), each within the period beginning three months prior to and ending two years following a change in control, then the executive shall be entitled to cash severance and benefits for a period of 36 months for the CEO and 24 months for the other named executive officers. Each executive's total cash severance will be equal to three times, in the case of the CEO, or two times, in the case of each of the other named executive officers, the sum of (i) the executive's base salary, plus (ii) the three-year average bonus. Such cash severance shall be payable during the applicable benefit period. Payment of the cash severance would commence within 30 days of the executive’s qualifying termination. In addition, pursuant to the CIC agreements, the Company shall also continue to pay the applicable employer portion of premiums with respect to group medical health plan coverage for the executive and such executive's eligible dependents during the shorter of the applicable benefit period or the maximum period permitted under COBRA. The CIC agreements allow for a return of payments if it is determined that the executive at any time misrepresented any financial information and such payment would be payable to the Company within 30 days of such notice of misrepresentation and any future payments under the CIC agreement would be forfeited upon receipt of such misrepresentation notice. If a named executive officer incurs an involuntary termination of employment or a termination of employment for good reason after the occurrence of a change in control while his or her agreement is in effect, he or she would not be entitled to severance pay or benefits under any company severance plan or program other than his or her CIC agreement.

In addition, these CIC agreements contain a provision which provides that any payments otherwise due to the executive in connection with a change of control shall be reduced to the extent necessary to avoid the application of the excise tax provisions under Section 4999 of the Internal Revenue Code, but only if such reduction would result in the executive retaining a larger portion of such payments on an after-tax basis than if no reduction was made and the excise taxes had been paid.

The following table outlines the provision of the CIC agreements:

Provision	CIC Agreements
Protection Period	• Begins three months prior and ends 24 months following a change in control
Benefit Period	• CEO: 36 months • Other named executive officers: 24 months
Severance Multiple and Components
• CEO: 3.0x base salary and three-year bonus average
• Other named executive officers: 2.0x base salary and three-year bonus average
• Continuation of group medical health plan coverage at active employee rates

280G/4999 Excise Tax Treatment	• "Best-net-benefit" provision
Restrictive Covenants	• CEO: 18 month non-compete agreement • Other named executive officers: 12 month non-compete agreement
Equity Acceleration (DCRP, LTIP, MSPP, RSA, RSU, and Stock Options)	• Double-trigger
SERP lump sum distribution	• A lump sum payment at the accrued benefit in the event a participant is terminated upon a change in control.

Change in control shall have the meaning provided in the Company's 2012 Equity and Incentive Plan, as amended from time to time.

The CIC agreements may be terminated by the Company effective December 31, 2017 if the Company takes action 90 days prior to that date. If no such action is taken, each CIC agreement’s termination date will automatically extend to December 31 of each following year unless action is taken by the Company to terminate such CIC agreements at least 90 days prior to such termination date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table quantifies the benefits that would have been payable to our named executive officers under their CIC agreements using the five year period ending December 31, 2017 for purposes of computing any Section 280G limitation (if applicable), as if the event described to trigger their benefits had occurred as of December 31, 2017.

	Gregory A. Dufour	Deborah A. Jordan	Joanne T. Campbell	Edmund M. Hayden III	Timothy P. Nightingale
Death
DCRP Restricted Stock Acceleration(1)	$—	$254,381	$—	$21,571	$147,371
Disability
DCRP Restricted Stock Acceleration(1)	—	254,381	—	21,571	147,371
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control
Cash Severance Payment(2)	2,441,592	935,667	600,833	497,333	695,333
Continuation of Health Benefits(3)	28,517	17,427	14,400	5,863	979
DCRP Restricted Stock Acceleration(1)	—	254,381	—	21,571	147,371
Stock Options/Restricted Stock Acceleration(4)	469,370	247,598	138,060	77,519	154,069
LTIP Stock Acceleration(5)	263,439	124,368	67,956	60,948	77,323
SERP lump sum distribution in excess of accrued benefit(6)	1,799,049	—	758,484	—	—
Total(7)	$5,001,967	$1,579,441	$1,579,733	$663,234	$1,075,075

(1)
Under the DCRP, each unvested deferred stock unit becomes fully vested upon (i) a termination without cause or resignation for good reason in connection with a change in control, (ii) death or (iii) disability. For purposes of this table, the unvested deferred stock units were assumed to have a value equal to the closing price per share of $42.13 at December 31, 2017.

(2)
Represents the value of (i) 36 months of base salary and (ii) average of three-year annual bonus for Mr. Dufour, and (a) 24 months of base salary and (b) average of three-year annual bonus for the other named executive officers, payable according to the Company’s regular payroll schedule, and which would be reduced by standard withholding and authorized deductions per the CIC agreements.

(3)
Represents the value of (i) 18 months of healthcare benefits and 18 months' equivalent grossed up for taxes for Mr. Dufour and (ii) 18 months of healthcare benefits and six months' equivalent grossed up for taxes for the other named executive officers, per the CIC agreements.

(4)
Represents outstanding stock options and restricted stock awards which become fully vested and exercisable upon a termination without cause resignation for good reason in connection with a change in control. For purposes of this table, the unvested in-the-money stock options and restricted shares were assumed to have a value equal to the closing price per share of $42.13 at December 31, 2017.

(5)
In the event a participant has a qualifying termination event within six months after a change in control, the participant shall be entitled to an additional award up to the maximum payout level under the LTIP. For purposes of this table, LTIP shares were assumed to have a value equal to the closing price per share of $42.13 on December 31, 2017.

(6)
In the event of a change in control, under the SERP, Mr. Dufour and Ms. Campbell would be entitled to receive a lump sum distribution in the amount of the accrued benefit, calculated using the one-year Treasury bill rate for the discount factor. Accordingly the amounts reflected in the table above reflects the excess of the accrued benefit payable upon a change in control, calculated using the discount rate of 0.89% at December 31, 2017, over the present value of the accumulated benefit set forth in the "Pension Benefits Table" on page 44.

(7)
In the event the executive would become subject to an excise tax under Section 4999 of the Code imposed on parachute payments (within the meaning of Section 280G of the Code), the amounts payable as described above in connection with a change in control would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive.

PAY RATIO DISCLOSURE

The annual total compensation for 2017 was $2,040,023 for our CEO and $43,313 for our median employee. The resulting ratio of our CEO's pay to the pay of our median employee for 2017 is 47 to 1.

We identified the median employee by using wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2017 for all individuals, excluding our CEO, who were employed by us on December 29, 2017, the last day of our payroll year. We included all employees, whether employed on a full-time, part-time or seasonal basis. We annualized the compensation for full-time and part-time employees that were not employed by us for all of 2017.

We calculated the median employee's annual total compensation using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation Table in this proxy statement. In our 2017 Summary Compensation Table we report annual cash incentive and MSPP paid to our CEO in 2018 for performance in 2017. Our median employee participated in a cash incentive plan that paid periodically during 2017 and we used the amounts received in 2017 for median employee's annual total compensation.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules. In light of the numerous different methodologies, assumptions, adjustments and estimates that companies may apply in compliance with Item 402(u) of Regulation S-K, this information should not be used as a basis for comparison between different companies.

STOCK OWNERSHIP AND OTHER MATTERS

Common Stock Beneficially Owned by any Entity with 5% or More of Common Stock and Owned by Directors and Executive Officers
As of the Record Date, there were 15,575,393 shares of the Company's Common Stock beneficially owned and entitled to vote, by approximately 1,200 shareholders. Such number of record holders does not reflect the number of persons or entities holding stock in nominee name through banks, brokerage firms and other nominees. The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by (i) each person known by the Company to own beneficially more than five percent of Common Stock, (ii) each current director of the Company and each nominee for director, (iii) the Company’s executive officers, and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated below, each of the Company’s directors, executive officers and shareholders owning more than five percent of Common Stock has sole voting and investment power with respect to all shares of stock beneficially owned by him, her or it as set forth opposite his, her or its name.

	Amount and Nature of Beneficial Ownership		Percentage of Common Shares Outstanding
5% or Greater Shareholders:
FMR LLC
245 Summer Street, Boston, MA 02210	1,394,892		8.96%
BlackRock, Inc.
55 East 52nd Street, New York, NY 10055	1,087,795		6.98%
Directors, Nominees and Executive Officers:
Ann W. Bresnahan	37,566		*
Joanne T. Campbell	18,214	(1)	*
Craig N. Denekas	540		*
Gregory A. Dufour	77,328	(1)	*
David C. Flanagan	8,435		*
Edmund M. Hayden III	5,082	(1)	*
Deborah A. Jordan, CPA	36,871	(1)	*
S. Catherine Longley	4,536		*
David J. Ott	27,462		*
Timothy P. Nightingale	29,100	(1)	*
James H. Page, Ph.D.	3,906		*
Patricia A. Rose	2,119	(1)	*
Carl J. Soderberg	60,460		*
Lawrence J. Sterrs	3,345		*
All directors, nominees, and executive officers as a group (14 persons)	314,964		2.02%
* Less than 1%.

(1)
Includes unvested restricted and MSPP shares as they provide the holder with voting rights. Refer to "Outstanding Equity Awards at Fiscal Year-End (Stock Awards)" for details of unvested restricted and MSPP shares for each named executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s common stock (collectively, “Section 16 Persons”), to file reports of ownership and changes in ownership with the SEC. Section 16 Persons are required by regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports and written representations received by the Company, we believe that each of the Company’s Section 16 Persons has complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 2017, except that Mr. Nightingale inadvertently failed to timely file a report with respect to one transaction.

Solicitation of Proxies
The Company will bear the cost of soliciting proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone by the Company’s directors and officers, who will not be specially compensated for such solicitation. The Company has engaged American Stock Transfer and Trust Company, its transfer agent, to solicit proxies held by brokers and nominees, and will reimburse it for reasonable out-of-pocket expenses incurred in the solicitation of proxies. Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward these soliciting materials to their principals and the Company will, upon request, reimburse them for their reasonable expenses of doing so. The stock transfer books will remain open between the Record Date and the date of the Annual Meeting.

By Order of the Board of Directors
Ann W. Bresnahan, Secretary
March 23, 2018

0

CAMDEN NATIONAL CORPORATION

PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael R. Archer and Jared L. Merritt, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders (the "Meeting") of Camden National Corporation (the "Company") to be held at the Point Lookout Conference Center, Hedges Hall, 67 Atlantic Highway, Northport, Maine 04849 on April 24, 2018 at 3:00 p.m., local time, or at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of the Company's common stock which the undersigned may be entitled to vote at said meeting upon the proposals described in the accompanying Notice of Annual Meeting and Proxy Statement, dated March 23, 2018, in accordance with the following instructions and with discretionary authority on such other matters as may properly come before the Meeting. All previously dated proxies are hereby revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND, IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR ALL THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3 ON THE REVERSE SIDE AND IN THEIR DISCRETION ON ANY OTHER MATTERS OR PROPOSALS AS MAY PROPERLY COME BEFORE THE MEETING OR AN ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY MAY BE REVOKED AT ANYTIME BEFORE IT IS EXERCISED.

SEE REVERSE SIDE

1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF

CAMDEN NATIONAL CORPORATION

April 24, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at www.cacannualmeeting.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00003333003003001000 2 042418

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
Ann W. Bresnahan	☐	☐	☐
Gregory A. Dufour	☐	☐	☐
S. Catherine Longley	☐	☐	☐
Carl J. Soderberg	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ALL NOMINEES FOR DIRECTOR UNDER PROPOSAL 1.

	FOR	AGAINST	ABSTAIN
2. To approve, by non-binding advisory vote, the compensation of the Company's named executive officers ("Say-on-Pay").	☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

CAMDEN NATIONAL CORPORATION

April 24, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST on Monday, April 23, 2018.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at www.cacannualmeeting.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00003333003003001000 2 042418

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
Ann W. Bresnahan	☐	☐	☐
Gregory A. Dufour	☐	☐	☐
S. Catherine Longley	☐	☐	☐
Carl J. Soderberg	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ALL NOMINEES FOR DIRECTOR UNDER PROPOSAL 1.

	FOR	AGAINST	ABSTAIN
2. To approve, by non-binding advisory vote, the compensation of the Company's named executive officers ("Say-on-Pay").	☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.